As filed with the United States Securities and Exchange Commission on May 8, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Florida	Pacer Health Corporation	11-3144463
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

7759 N.W. 146th Street Miami Lakes, FL 33016 (305) 828-7660	7389 (Primary Standard Industrial Classification Code Number)	Rainier Gonzalez Pacer Health Corporation 7759 N.W. 146th Street Miami Lakes, FL 33016
(Address and telephone number of Principal Executive Offices and Principal Place of Business)		(305) 828-7660 (Name, address and telephone number of agent for service)
Copies to:
Christopher J. DeLise, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 (305) 539-3300 Telecopier No.: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.0001 per share	331,873,754	shares (2)	$0.0299	$9,923,025	$1,061.76
TOTAL	331,873,754	shares	$0.0299	$9,923,025	$1,061.76

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used a recent closing bid price for our common stock.

(2)      Of which, 296,873,754 shares are being registered under the convertible debentures issued by the Company to Cornell Capital Partners, LP as described herein, and 35,000,000 are being registered under the warrant issued by the Company to Cornell Capital Partners, LP in connection with the issuance of the convertible debentures as described herein.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Subject to completion, dated May 8, 2006

PACER HEALTH CORPORATION
331,873,754 Shares of Common Stock

This prospectus relates to the sale of up to 331,873,754 shares of Pacer’s common stock. The selling stockholder is Cornell Capital Partners, LP (“Cornell”), which intends to sell up to 331,873,754 shares of common stock. Pacer is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by Pacer.

The shares of common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 26, 2006, the last reported sale price of our common stock was $0.029 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “PHLH.” These prices will fluctuate based on the demand for the shares of common stock.

On April 1, 2006, Cornell purchased a secured debenture in the principal amount of $1,000,000 (and within two business days after the Company files the accompanying registration statement with the United States Securities and Exchange Commission, will purchase a second convertible debenture in the principal amount of $1,000,000 pursuant to the Securities Purchase Agreement signed by Cornell and Pacer on April 1, 2006), which debentures are convertible into shares of Pacer’s common stock at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. These debentures are secured by substantially all of the Company’s assets as well as 430,422,903 shares of Pacer common stock pledged by Rainier Gonzalez pursuant to that certain Insider Pledge and Escrow Agreement dated April 1, 2006.

Cornell received a 5-year warrant to purchase 35,000,000 shares of Pacer’s common stock at an exercise price of $0.02 per share in connection with the purchase of the convertible debentures by Cornell.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 3.

Cornell is not an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the convertible debentures described herein. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the United States Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account.

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	11
SELLING STOCKHOLDER	12
USE OF PROCEEDS	14
DILUTION	15
PLAN OF DISTRIBUTION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PLAN OF OPERATION	17
DESCRIPTION OF BUSINESS	20
MANAGEMENT	28
DESCRIPTION OF PROPERTY	31
LEGAL PROCEEDINGS	31
PRINCIPAL STOCKHOLDERS	32
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS	33
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	34
DESCRIPTION OF SECURITIES	39
EXPERTS	41
LEGAL MATTERS	41
HOW TO GET MORE INFORMATION	41
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
EXHIBIT 21.1
EXHIBIT 23.1
FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

Overview
INFe, Inc., a Florida corporation, n/k/a Pacer Health Corporation (“Pacer”), was formed on February 1, 1993 to acquire the assets and liabilities of various technology companies. INFe ceased operations and began marketing itself as a public shell in 2003.

Pacer Health Corporation, n/k/a Pacer Health Services, a Florida corporation, was formed in January 2003, and through May 26, 2003 was in the development stage, had no revenue and all of its efforts were directed to developing a business strategy, raising capital and acquiring assisted living facilities and other senior care related businesses. On May 26, 2003, with the acquisition of AAA Medical Center, Pacer commenced its operations and emerged from the development stage.

On June 26, 2003, Pacer Health Services, Inc. was acquired by Pacer Health Corporation (f/k/s INFe, Inc.) in a transaction accounted for as a recapitalization of Pacer Health Services, Inc. For accounting purposes, Pacer Health Services, Inc. was the acquirer because the former stockholders’ of Pacer Health Services, Inc. received the larger portion of the common stockholder interests and voting rights in the combined enterprise when compared to the common stockholder interests and voting rights retained by the pre-merger stockholders of Pacer Health Corporation. As a result, Pacer Health Services, Inc. is re-capitalized to reflect the authorized stock of the legal parent, Pacer Health Corporation. Since Pacer Health Services, Inc. was the acquirer, for accounting purposes, Pacer’s November fiscal year-end has been changed to Pacer Health Services, Inc.’s December 31 fiscal year-end.

As a result of the accounting method adopted to record the merger, for financial reporting purposes the historical financial statements of Pacer Health Services, Inc. have become the historical financial statements of the continuing entity. The historical financial statements of INFe are not presented.

Business

Pacer is a provider of healthcare services with a primary focus on acquiring and restructuring hospitals. Specifically, we focus on acquiring financially distressed hospitals, restructuring the operations to ensure financial viability and consolidate them under the Pacer brand name. We seek to ensure the financial viability of these healthcare facilities by applying our management experience and expertise to restructuring their daily operations. We also design and implement “best practices” across these facilities to ensure quality medical services are provided to our patients. Our strategic business plan contemplates the acquisition of SNFs, medical treatment centers, hospitals and other health care facilities and subsequently consolidating and managing them under one central team. We believe that the need for such facilities will grow substantially over the next thirty years with the advanced aging of the baby boomers and their need for these facilities and services. We further believe that the industry is highly fragmented and there are many facilities currently available for acquisition which have a relatively low price-earnings ratio.

Financial Condition

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America, which assume the continuity of the Company as a going concern. The Company has incurred net losses of $899,039 for the fiscal year ended December 31, 2005, and the cash generated from operations was $304,147. The accumulated deficit, stockholder’s deficiency and working capital deficit were $2,284,071, $138,347, and $4,691.866 at December 31, 2005..

In order to fund acquisitions and operations and until increased positive operating cash flow is achieved, management recognizes that Pacer must generate revenue from its operations and must raise capital from the sale of its securities. The Company anticipates that the capital raised in the transactions described in this registration statement will be sufficient to fund Pacer’s activities until positive cash flow is achieved. However, no assurances can be given that Pacer will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

About Us

Our principal office is located at 7759 N.W. 146th Street, Miami Lakes, Florida 33016. Our telephone number is (305) 828-7660.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are stockholders of Pacer. Cornell intends to sell up to 331,873,754 shares of common stock, of which 296,873,754 shares underlie the secured convertible debentures described herein, and 35,000,000 shares underlie a 5-year warrant issued to Cornell in connection with the convertible debentures.

On April 1, 2006, Cornell purchased a secured debenture in the principal amount of $1,000,000 (and within two business days after the Company files the accompanying registration statement with the united States Securities and Exchange Commission, will purchase a second convertible debenture in the principal amount of $1,000,000 pursuant to the Securities Purchase Agreement signed by Cornell and Pacer on April 1, 2006), which debentures are convertible into shares of Pacer’s common stock at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. These debentures are secured by substantially all of the Company’s assets as well as 430,422,903 shares of Pacer common stock pledged by Rainier Gonzalez pursuant to that certain Insider Pledge and Escrow Agreement dated April 1, 2006.

Cornell received a 5-year warrant to purchase 35,000,000 shares of Pacer’s common stock at an exercise price of $0.02 per share in connection with the purchase of the convertible debentures by Cornell. Cornell intends to sell any shares underlying the debentures (if converted to shares of common stock) and the warrant (if exercised) at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock underlying the convertible debenture and the warrant.

Common Stock Offered	331,873,754 shares by selling stockholder
Offering Price	Market price
Common Stock Outstanding Before the Offering	573,026,246 shares as of April 26, 2006
Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholder.
Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	PHLH

RISK FACTORS

Our business, financial condition, results of operations and prospects, and the prevailing market prices and performance of our common stock may be adversely affected by a number of factors, including, but not limited to, the matters discussed below.

Risks Related To Our Business

Our Potential Inability to Implement Our Growth Strategy May Negatively Affect Our Operations.

Our business strategy focuses on growing revenue and operations primarily through acquisitions of various healthcare entities. The success of our growth strategy will depend on a number of factors including our ability to:

-	assess the value, strengths and weaknesses of acquisition candidates;

-	evaluate the costs and projected returns of integrating our operations;

-	promptly and successfully integrate acquired businesses with existing operations; and

-	obtain financing to support this growth.

If we fail to successfully implement our growth strategy, our operations may negatively be impacted and therefore our growth would be hampered.

We May Not Be Able To Identify Suitable Acquisition Candidates For Our Business.

If we are not able to identify suitable acquisition candidates or if acquisitions of suitable candidates are prohibitively expensive, we may be forced to alter our growth strategy. Our growth strategy may affect short-term cash flow and net income as we increase our indebtedness and incur additional expenses. As a result, our operating results may fluctuate and our growth strategy may not result in improving our profitability. If we fail to implement our growth strategy successfully, the market price of our common stock may decline.

The Demands on Our Resources Due to Potential Growth May Negatively Impact our Operations.

Our anticipated growth could place significant demands on our managerial, operational and financial resources. These demands are due to our plans to:

-	acquire and integrate healthcare facilities;

-	increase the number of our employees;

-	expand the scope of our operating and financial systems;

-	broaden the geographic area of our operations;

-	increase the complexity of our operations;

-	increase the level of responsibility of management personnel; and

-	continue to train and manage our employee base.

Our managerial, operational and financial resources, now and in the future, may not be adequate to meet the demands resulting from our expected growth. As a result of these demands, our operations may suffer.

Our Financial Results May Not Be Indicative of Future Results.

The financial statements in this Report may not be indicative of our future financial condition, operating results, growth trends or prospects. Our prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of a new growth strategy. Our strategy of building a regional network of healthcare facilities may not lead to growth, profitability or increased market prices for our common stock.

We Need to Improve Our Information Systems or Our Operations Would Suffer.

We will need to make improvements to our information system and integrate information systems from any acquisition we make in the future. We also need to hire more accounting and information systems personnel. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our information systems. Failure to fully integrate and enhance our current and future information system or hire additional personnel could have a material adverse effect on our business, financial condition, results of operation and growth prospects.

We May Have Difficulties Integrating Acquired Businesses with Our Company which Could Harm Our Operations.

Until we complete and install our information system, we will use and depend upon the information and operating systems of our acquired entities. We may not be able to efficiently combine our operations with those we currently have without encountering difficulties. These difficulties could result from having different and potentially incompatible operating practices, computers or other information systems. By consolidating personnel with different business backgrounds and corporate cultures into one company, we may experience additional difficulties. As a result, we may not achieve anticipated cost savings and operating efficiencies and we may have difficulties managing, operating and integrating our businesses.

We May Incur Unexpected Liabilities When We Acquire Businesses.

During the acquisition process, we may not discover some of the liabilities of the businesses we acquire. These liabilities may result from a prior owner’s non-compliance with applicable federal, state or local laws. For example, we may be liable for the prior owner’s failure to pay taxes or comply with environmental regulations. Environmental liabilities could arise regardless of whether we own or lease our properties. While we will try to minimize our potential exposure by conducting investigations during the acquisition process, we will not be able to identify all existing or potential liabilities.

Without Additional Capital We Will Not Be Able to Grow.

Our ability to remain competitive, sustain our expected growth and expand our operations largely depends on our access to capital. We anticipate making numerous acquisitions of healthcare facilities, which will require capital for the acquisition and ongoing expenditures. We also expect to make expenditures to continue integrating the acquired healthcare facilities with our existing facilities. In addition, to execute our growth strategy and meet our capital needs, we plan to issue additional equity securities as part of the purchase price of future acquisitions, which may have a dilutive effect on the interests of out shareholders. Additional capital may not be available on terms acceptable to us. Our failure to obtain sufficient additional capital could curtail or alter our growth strategy or delay capital expenditures.

Our Revenues May Decline if Federal or State Medicare or Medicaid Programs or Commercial Insurance Providers Reduce Our Reimbursements.

In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs. Congress and some state legislators have introduced an increasing number of proposals to make major changes in the healthcare system. Medicare reform is again expected to be considered by Congress in the near future. Accordingly, future federal and state legislation may further reduce the payments we receive for our services. Further, a number of states have incurred budget deficits and adopted legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional coverage to their residents. Some states propose to impose additional taxes on healthcare facilities to help finance or expand the various state Medicaid systems. Furthermore, insurance companies and other third parties from whom we receive payment for our services have increasingly attempted to control healthcare costs by requiring healthcare facilities to discount their fees in exchange for preferred participation in their benefit plans. We believe this trend may continue and may reduce the payments we receive for our services. As a result, our revenue could decrease.

We May Be Subject to Allegations That We Failed to Comply With Governmental Regulation, which Could Result in Significant Expenses or Penalties.

We are subject to many laws and regulations at the federal, state and local government levels. These laws and regulations require us to meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, billing and cost reports, payment for services and supplies, maintenance of adequate records, privacy, compliance with building codes and environmental protection. These laws may also contain safe harbor provisions that describe some of the conduct and business relationships that are immune from prosecution. Some of our business arrangements may not fall within the safe harbors. This does not automatically render our arrangements illegal. However, we may be subject to scrutiny by enforcement authorities. If we fail to comply with applicable laws and regulations, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs.

We May Be Subject to Actions Brought by Individuals on the Government’s Behalf Under the False Claims Act’s “Qui Tam” Provisions.

The “Qui Tam” or “whistleblower” provisions allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Defendants determined to be liable under the False Claims Act may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability often arises when an entity knowingly submits a false claim for reimbursement to the federal government. The False Claims Act defines the term “knowingly” broadly. Although simple negligence will not give rise to liability under the False Claims Act, submitting a claim with reckless disregard to its truth or falsity constitutes a “knowing” submission under the False Claims Act and, therefore, will qualify for liability. In some cases, whistleblowers or the federal government have taken the position that providers who allegedly have violated other statutes, such as the anti-kickback statute and the Stark Law, have thereby submitted false claims under the False Claims Act. In addition, a number of states have adopted their own false claims provisions as well as their own whistleblower provisions whereby a private party may file a civil lawsuit in state court. These types of claims could adversely affect our operations, even if ultimately proven to be without merit, as time and expense would be incurred to defend such actions.

If We Become Subject to Malpractice and Related Legal Claims, We Could Be Required to Pay Significant Damages, Which May Not Be Covered By Insurance.

We may be subject to medical malpractice lawsuits and other claims. We expect to maintain liability insurance in amounts that we believe are appropriate for our operations to mitigate such risk. However, it is possible that there may be successful claims against us in the future for amounts which exceed those set forth in the coverage amounts. This could have an adverse effect on our financial condition. Furthermore, we may not be able to obtain adequate insurance coverage with acceptable deductible amounts at a reasonable cost.

If We Fail to Effectively Recruit and Retain Physicians, Nurses and Medical Technicians, Our Ability to Deliver Healthcare Services Efficiently Will Suffer.

Our success, in part, depends on the number and quality of physicians on our staff as well as the maintenance of good relations with these physicians. We generally do not employ physicians. Furthermore, there is a shortage of specialty care physicians, nurses and certain medical technicians. Our healthcare facilities may be forced to hire expensive contract personnel if they are unable to recruit and retain full-time employees. The shortage of specialty care physicians, nurses and medical technicians may affect our ability to deliver healthcare services efficiently.

Our Revenue is Concentrated Geographically which Subjects the Company to Regional Risks.

Our revenue is heavily concentrated in Louisiana and Georgia, which makes us particularly sensitive to regulatory and economic changes in those states. Our revenue primarily consists of reimbursements from private insurance companies, Medicare and the state Medicaid programs. Legislation and financial difficulties faced by various states can reduce our reimbursement. We cannot predict with accuracy which legislation will pass. However, such legislation, if passed, and financial difficulties of the various state Medicaid programs could have a material adverse effect on our business, financial condition, results of operation and growth prospects.

We May Have Difficulty Acquiring Healthcare Facilities on Favorable Terms.

The main element of our business strategy is expansion through the acquisition of healthcare facilities. We may face significant competition to acquire strategic healthcare facilities at terms favorable to us. We may also incur or assume indebtedness as a result of the consummation of any acquisition. Our failure to acquire strategic healthcare facilities consistent with our growth plan could have a material adverse effect on our business, financial condition, results of operation and growth prospects.

We May Have Difficulty Acquiring Healthcare Facilities Due to Governmental Regulations.

Many states have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have such legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. These reviews and, in some instances, approval processes can add additional time to the closing of a not-for-profit hospital acquisition. Future actions by state legislators or attorneys general may seriously delay or even prevent our ability to acquire certain hospitals.

Certificate of Need Laws and Licensing Regulations May Prohibit or Limit Any Future Expansion By Us In Some States.

Some states require prior approval for the purchase, construction and expansion of healthcare facilities, based on a state’s determination of need for additional or expanded healthcare facilities or services. We may not be able to obtain certificates of need required for expansion activities in the future. If we fail to obtain any required certificate of need or licenses, our ability to operate or expand could be impaired.

We May Experience Significant Compliance Issues Under HIPAA’S Transaction, Privacy and Security Requirements.

Federal regulations issued pursuant to HIPAA contain, among other measures, provisions that require us to implement very significant and potentially expensive new computer systems, employee training programs and business procedures. The federal regulations are intended to encourage electronic commerce in the healthcare industry.

Among other things, HIPAA requires healthcare facilities to use standard data formats and code sets established by the Department of Health and Human Services (“DHHS”) when electronically transmitting information in connection with several transactions, including health claims and equivalent encounter information, health care payment and remittance advice and health claim status. HIPAA also requires DHHS to issue regulations establishing standard unique health identifiers for individuals, employers, health plans and health care providers to be used in connection with the standard electronic transactions. All healthcare providers will be required to obtain a new National Provider Identifier (“NPI”) to be used in standard transactions instead of other numerical identifiers beginning no later than May 23, 2007; healthcare providers may begin applying for NPIs on May 23, 2005. We cannot predict whether our facilities may experience payment delays during the transition to the new identifier. Our facilities have fully implemented use of the Employer Identification Number as the standard unique health identifier for employers. DHHS has not yet issued proposed rules that establish the standard for unique health identifiers for health plans or individuals. Once these regulations are issued in final form, we expect to have approximately two years to become fully compliant, but cannot predict the impact of such changes at this time.

HIPAA regulations also require our facilities to comply with standards to protect the confidentiality, availability and integrity of patient health information, by establishing and maintaining reasonable and appropriate administrative, technical and physical safeguards to ensure the integrity, confidentiality and the availability of electronic health and related financial information. The security standards were designed to protect electronic information against reasonably anticipated threats or hazards to the security or integrity of the information and to protect the information against unauthorized use or disclosure. We expect that the security standards will require our facilities to implement additional business procedures and training programs, though the regulations do not mandate use of a specific technology.

DHHS has also established standards for the privacy of individually identifiable health information. These privacy standards apply to all health plans, all health care clearinghouses and health care providers, such as our facilities, that transmit health information in an electronic form in connection with standard transactions, and apply to individually identifiable information held or disclosed by a covered entity in any form. These standards impose extensive administrative requirements on our facilities and require compliance with rules governing the use and disclosure of this health information, and they require our facilities to impose these rules, by contract, on any business associate to whom we disclose such information in order to perform functions on their behalf. In addition, our facilities will continue to remain subject to any state laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary by state and could impose additional penalties.

A violation of the HIPAA regulations could result in civil money penalties of $100 per incident, up to a maximum of $25,000 per person per year per standard. HIPAA also provides for criminal penalties of up to $50,000 and one year in prison for knowingly and improperly obtaining or disclosing protected health information, up to $100,000 and five years in prison for obtaining protected health information under false pretenses, and up to $250,000 and ten years in prison for obtaining or disclosing protected health information with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Since there is no significant history of enforcement efforts by the federal government at this time, it is not possible to ascertain the likelihood of enforcement efforts in connection with the HIPAA regulations or the potential for fines and penalties, which may result from the violation of the regulations.

Compliance with these standards requires significant commitment and action by us and our facilities. Because some of the HIPAA regulations are proposed regulations, we cannot predict the total financial impact of the regulations on our operations.

Any Increase In Our Indebtedness May Limit Our Ability to Successfully Run Our Business.

We may engage in discussions with various financial institutions in the future to secure credit facilities in order to execute our growth strategy. These credit facilities may contain restrictive covenants that may limit our ability to finance future acquisitions and other expansion of our operations. These covenants may also require us to achieve and/or maintain specific financial ratios. Accordingly, our ability to respond to changing business and economic conditions may be significantly restricted by these covenants should we obtain such credit facilities. Furthermore, the restrictive covenants on these credit facilities may prevent us from engaging in transactions including acquisitions that are important to our growth strategy. These restrictions and requirements could have important consequences to our shareholders, including the following:

-	make us more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

-	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

-	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations;

-	make us vulnerable to increases in interest rates should our bank credit agreement be at a variable rate of interest; and

-
require us to repay the indebtedness immediately if we default on any of the numerous financial and other restrictive covenants, including restrictions on our payments of dividends, limitation on our ability to incur of indebtedness and sale of assets.

Any substantial increase in our debt levels could also affect our ability to borrow funds at favorable interest rates and our future operating cash flow.

Other Healthcare Facilities May Provide Similar Healthcare Services, Which May Raise The Level of Competition Faced by Our Healthcare Facilities.

Competition among healthcare facilities has intensified in recent years. We face competition from other specialized care providers, including but not limited to physical therapy and diagnostic centers. We may not be able to successfully compete with our competitors, especially with those competitors that are larger and have greater resources.

Other Healthcare Facilities May Use Equipment and Services That Are More Specialized Than Those Available At Our Facilities, Thus Potentially Making It Difficult for Us to Compete.

Other healthcare facilities may maintain and use equipment and services that are more specialized or advanced than those at our facilities. Therefore, it may be difficult for us to compete with such facilities in attracting and retaining patients.

Our Directors and Executive Officers Have Limited Industry Experience, But Our Success Depends on Such Persons.

Some of our directors and executive officers have no significant experience in the healthcare industry. Our directors and executive officers may not ultimately be successful in the healthcare industry. In addition, we believe that our success will depend to a significant extent upon the efforts and abilities of the management of companies that we acquire.

We Depend Heavily on Senior Management and Therefore the Loss of Such Persons Could Adversely Affect Our Business.

We believe that our success will depend to a significant extent upon the efforts and abilities of our Chairman and Chief Executive Officer, Rainier Gonzalez, and other members of current senior management, and the senior management of the companies we acquire. Our current employment agreement with Mr. Gonzalez will terminate on August 31, 2007. We do not have key person life insurance policies covering any of our employees. We will likely also depend on the senior management of any significant business that we acquire in the future. If we lose the services of one or more of these key employees before we are able to attract qualified replacement personnel, our business could be adversely affected.

Our Significant Stockholder Is Also Our Chief Executive Officer, and He Alone Is Able to Influence Corporate Action.

As a result of his stock ownership and board representation, Rainier Gonzalez, who is also our Chief Executive Officer, is in a position to influence our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our other stockholders. Rainier Gonzalez owns 430,422,903 shares of common stock which is 75.11% of the outstanding shares of the 573,026,246 common stock on December 31, 2005. In addition, Mr. Gonzalez holds the Chairman position in our Board of Directors.

Our Stock Price May Be Volatile.

The market price for our common stock has been volatile and may be affected by a number of factors, including the announcement of acquisitions or other developments by us or our competitors, quarterly variations in our or other healthcare industry participants’ results of operations, changes in earnings estimates or recommendations by securities analysts, developments in the healthcare industry, sales of a substantial number of shares of our common stock in the public market, general market conditions, general economic conditions and other factors. Some of these factors may be beyond our control or may be unrelated to our results of operations or financial condition. Such factors may lead to further volatility in the market price of our common stock.

Shares Eligible For Future Sale May Have a Depressing Effect on Our Stock Price.

We have a substantial number of authorized but unissued shares of our common stock. We expect to issue additional shares of common stock as part of the purchase price for future acquisitions. We have issued to our employees, officers and directors restricted shares of our common stock. Any actual sale or any perception that sales of a substantial number of shares may occur could adversely affect the market price of our common stock and could impair our ability to raise capital through an offering of equity securities.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings
Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 573,026,246 shares of common stock outstanding as of April 26, 2006, 63,530,871 shares are, or will be, freely tradable without restriction, unless held by our “affiliates.” The remaining shares of common stock which are held by existing stockholders, including officers and directors, are restricted securities. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution Upon Conversion of Convertible Debenture and Exercise of the Warrant
Cornell may convert its convertible debentures into shares of Pacer’s common stock at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. Cornell has also received a 5-year warrant to purchase 35,000,000 shares of Pacer’s common stock at an exercise price of $0.02 per share in connection with the issuance of the convertible debentures to Cornell. The subsequent sale of such shares by Cornell could cause significant downward pressure on the price of Pacer’s common stock. This is especially the case if the shares being placed into the market exceed the market’s demand for the shares of Pacer’s common stock.

Further, there is no maximum number of shares Pacer might be required to issue under securities with market-price based conversion or exercise prices, such as securities issued in connection with the convertible debentures or warrant, except for the 9.9% limitation on Cornell’s ownership interest in Pacer at any one time. However, Cornell Capital may acquire a number of shares that far exceeds this limit, through the continual purchase and sale of shares. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

The Selling Stockholder Intends To Sell Its Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline
The selling stockholder intends to sell in the public market 331,873,754 shares of common stock being registered in this offering. That means that up to 331,873,754 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline.

The Sale Of Our Stock Under The Convertible Debenture or Warrant Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price
In many circumstances, the conversion of convertible debentures, or exercise of warrants, for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of their common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if Pacer has not performed in such a manner to show that the equity funds raised will be used to grow Pacer. Such an event could place further downward pressure on the price of common stock.

The outstanding convertible debentures may be converted at a discount to the market price of our common stock. As a result, the opportunity exists for short sellers and others to contribute to the future decline of Pacer’s stock price. Persons engaging in short-sales first sell shares that they do not own, and thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock, the greater the profit to the person engaging in such short-sales. Because the debentures are convertible at a discount to market, it is possible that the debentures could be converted if the market price of our common stock declines, thus, supplying any short sellers with the opportunity to cover their short positions. By contrast, a person owning a long position in a stock, such as an investor purchasing shares in this offering, first purchases the shares at the then market price, if the stock price declines while the person owns the shares, then upon the sale of such shares the person maintaining the long position will incur a loss, and the greater the decline in the stock price, the greater the loss which is incurred by the person owning a long position in the stock.

If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Pacer.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering
The price in this offering will fluctuate based on the prevailing market price of the common stock on OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

The Sequential Purchase and Sale of Market-Price Based Securities in the Context of a Declining Market Price Could Result in a Change of Control.

In the event of a decline in the market price of Pacer’s common stock, through the purchase and conversion of shares under the convertible debentures or exercise of the warrants, the subsequent resale of such shares could result in Pacer issuing a sufficient number of shares of common stock registered in this offering, which if held by one or more stockholders working together, could result in a change of control.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, (f) our lack of operational experience, and (g) the benefits related to ownership of our common stock. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur as projected.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder. The selling shareholder is Cornell. A description of the selling shareholder’s relationship to Pacer and how it acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired under the Debenture (if converted) and Warrant (if exercised)	Percentage of Outstanding Shares to Be Acquired under the Debenture (if converted) and Warrant (if exercised)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with Pacer
Cornell Capital Partners, L.P.	0(3)	0%	331,873,754(2)	36.67%	331,873,754(2)	36.67%
Total	0	0%	331,873,754	36.67%	331,873,754	36.67%

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 573,026,246 shares of common stock outstanding as of April 26, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of April 26, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 26, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)
Consists of up to 296,873,754 shares of common stock which may be converted under the convertible debentures issued to Cornell and 35,000,000 shares of common stock which may be issued upon exercise of the warrant issued to Cornell. As described herein.

(3)	Represents 0%.

The following information contains a description of the selling shareholder’s relationship to Pacer and how it acquired the shares to be sold in this offering. The selling stockholder has not held a position or office, or had any other material relationship, with Pacer, except as follows:

Shares Acquired In Financing Transactions With Pacer

Cornell. Cornell is the holder of the convertible debentures and warrant described herein. All investment decisions of Cornell are made by its general partner, Yorkville Advisors, LLC (“Yorkville”). Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville. Cornell acquired all shares being registered in this offering in financing transactions with Pacer. Those transactions are explained below:

•
Convertible Debentures. On April 1, 2006, Cornell purchased a convertible debenture from Pacer in the principal amount of $1,000,000. Under the related securities purchase agreement, Cornell will also purchase an additional $1,000,000 debenture from Pacer within two business days after the date on which the accompanying registration statement is filed with the United States Securities and Exchange Commission. The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. At maturity, Pacer has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. Pacer has the right to redeem all or a portion of the debenture upon three business days’ notice by paying Cornell 120% of the amount redeemed plus accrued interest; provided, however, that if such redemption occurs within 60 days following April 1, 2006, then Pacer would be required to pay Cornell 105% of the amount redeemed plus accrued interest. These debentures are secured by substantially all of the Company’s assets as well as 430,422,903 shares of Pacer common stock pledged by Rainier Gonzalez pursuant to that certain Insider Pledge and Escrow Agreement dated April 1, 2006. Pacer is registering in this offering 296,873,754 shares of common stock underlying the convertible debentures.

•
Warrant. On April 1, 2006, Cornell received a 5-year warrant to purchase 35,000,000 shares of Pacer’s common stock at an exercise price of $0.02 per share. The warrant was issued in connection with the purchase of the convertible debentures by Cornell.

There are certain risks related to sales by Cornell, including:

•
The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price, the greater number of shares that will be issued to Cornell. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. There will be no proceeds to us from the sale of shares of common stock in this offering.

For illustrative purposes only, we have set forth below our use or intended use of proceeds we received or will receive in connection with the sale of the convertible debentures to Cornell. The table assumes estimated offering expenses of $85,000, 10% commitment fees payable to Cornell upon the purchase of each debenture and a one-time $15,000 structuring fee paid to Cornell in connection with the structuring and issuance of the debentures. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS PROCEEDS FROM SALE OF DEBENTURES:		$2,000,000
10% commitment fee		($200,000)
Structuring fee		($15,000)
Related Offering Expenses		($85,000)
Net proceeds		$1,700,000

USE OF PROCEEDS:		AMOUNT
Acquisitions		$500,000
General Working Capital	$	__1,200,000

Total		$1,700,000

DILUTION

The net tangible book value (deficit) of our Company as of December 31, 2005 was ($0.005) per share of common stock. Net tangible book value (deficit) per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholder and none of the proceeds will be paid to our Company, our net tangible book value (deficit) will be unaffected by this offering.

PLAN OF DISTRIBUTION

The selling stockholder have advised us that the sale or distribution of our common stock owned by the selling stockholder may be effected directly to purchasers by the selling stockholder or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholder effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholder and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

Cornell is not an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of common stock under the debentures and warrant described herein. Cornell was formed in February 2000 as a Delaware limited partnership. Cornell is a domestic private equity fund in the business of investing in and financing public companies. Cornell does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholder are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholder are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell and its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: an SEC registration fee of $1,062, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,438. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholder. We have or will, however, receive proceeds from the sale of debentures to Cornell.

The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder are distributing shares covered by this prospectus. Further, Cornell is contractually prohibited under the Securities Purchase Agreement from engaging in any “short sales,” as such term is defined by the Securities Exchange Act of 1934, as amended. The selling stockholder are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Untied States Securities and Exchange Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND PLAN OF OPERATION

General

We are a provider of healthcare services with a primary focus on acquiring and restructuring hospitals. Specifically, we focus on acquiring financially distressed hospitals, restructuring the operations to attempt to achieve financial viability and consolidate them under the Pacer brand name. We attempt to ensure the financial viability of these healthcare facilities by applying our management experience to restructuring the daily operations. We also design and implement “best practices” across these facilities to ensure quality medical services are provided to our patients.

On June 26, 2003, Pacer Health Services, Inc. was acquired by Pacer Health Corporation (f/k/s INFe, Inc.) in a transaction accounted for as a recapitalization of Pacer Health Services, Inc. For accounting purposes, Pacer Health Services, Inc. was the acquirer because the former stockholders’ of Pacer Health Services, Inc. received the larger portion of the common stockholder interests and voting rights in the combined enterprise when compared to the common stockholder interests and voting rights retained by the pre-merger stockholders of Pacer Health Corporation. As a result, Pacer Health Services, Inc. is re-capitalized to reflect the authorized stock of the legal parent, Pacer Health Corporation. Since Pacer Health Services, Inc. was the acquirer, for accounting purposes, Pacer’s November fiscal year-end has been changed to Pacer Health Services, Inc.’s December 31 fiscal year-end.

Acquisitions

On March 22, 2006, the Company entered into an interim management agreement with Knox County, Kentucky whereby the Company shall lease all of the assets and real property of Knox County Hospital (“KCH”) (the for a total lease fee amount equal to $2,000,000. The Company has also agreed to: (a) operate KCH and fund any operational losses; (b) enter into a cooperative lease agreement to lease KCH and the real estate of KCH for a period of three years at a rate of $1,100,000 per year until June 30, 2007, and effective July 1, 2007 $1,500,000 per year, payable in equal monthly installments; (c) continue to provide similar clinical hospital services as currently provided by KCH; and (d) ensure that indigent care is available to the population of Knox County, Kentucky. The lease agreement shall be renewable twice at the option of the Company and will grant to the Company a purchase option. The purchase price will be set at the current amount of bond debt as of the date of the execution of the lease agreement less any amount paid under the lease agreement with respect to the KCH purchase plus any prepayment penalties on the replacement bond.

On December 6, 2005, our wholly-owned subsidiary, Pacer Health Holdings of Lafayette, Inc. acquired a majority interest in Southpark. The Company received a 60% equity position in Southpark and the remaining investors of Southpark reduced their equity position to 40% in consideration for an infusion amount up to $2,500,000, the exact amount to be reasonably determined by the Company as necessary to sustain the operations of Southpark. The Company also assumed a prorated share of the outstanding liabilities and also assumed the position of guarantor, equal to its percentage of ownership, on all notes. The Company has also agreed to reimburse certain investors who made principal and interest payments on certain third party loans on behalf of Southpark.

On September 1, 2005, our wholly-owned subsidiary, Pacer Health Management Corporation of Georgia, completed its asset purchase agreement with the Greene County Hospital Authority to acquire certain assets used in the operation of MGBMH. The total purchase amount under the agreement is $1,108,676.

On March 22, 2004, our wholly-owned subsidiary, Pacer Health Management Corporation, entered into an Asset Purchase Agreement with Camelot to acquire certain assets used in the operation of SCMH. As consideration for the acquisition, the Company issued 50,000,000 shares of its common stock having a fair value of $1,100,000.

We intend to expand our regional network through the acquisition of additional financially distressed hospitals. In most cases, we believe that our initial market entry will be through the acquisition of key existing healthcare facilities in a market. We intend to retain the management of well-run facilities to benefit from their knowledge and experience. Smaller facilities may also be acquired in non-strategic locations. We believe that by acquiring existing facilities, we will build our network in a cost-efficient manner.

The net book value of goodwill at December 31, 2005 totaled $2,796,452, which represents 11% of the total assets at that date. We follow the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which require us to complete impairment tests on goodwill as of December 31, 2005. Accordingly, an impairment analysis was performed that resulted in no additional impairment. Goodwill will be tested for impairment annually at December 31 or more frequently when events or circumstances indicate that an impairment may have occurred. However, earnings in future years could be materially adversely affected if management later determines the goodwill balance is impaired.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

The Company had revenues $11,515,119 and $8,231,505 in the years ended December 31, 2005 and 2004, respectively, an increase of $3,283,614 or 39.8%. Our revenues increased significantly for the year ended December 31, 2005 from the year ended December 31, 2004 primarily as a result of our acquisition of the medical hospital in Lafayette, Louisiana and Greensboro, Georgia. The increase was partially offset by a reduction in our revenues for our Cameron, Louisiana facility and our Lake Charles facility. This reduction was the direct result of the destruction of our acute care facility and temporary shutdown of our Lake Charles, Louisiana facility from Hurricane Rita. Revenue includes reimbursement amounts billed to Medicare, Medicaid and private insurance companies. These amounts are shown at the gross amount billed less contractual allowances. Revenue also includes other operational income.

The Company had total operating expenses of $12,863,596 and $8,545,226 in the years ended December 31, 2005 and 2004, respectively, an increase of $4,318,370 or 50.5%.   Our expenses increased significantly for the year ended December 31, 2005 from the year ended December 31, 2004 primarily as a result of our acquisition of the medical hospital in Lafayette, Louisiana and Greensboro, Georgia. As a result of our late acquisition of Southpark, our operating costs were disproportionally higher for the facility due to the fact that we are in the beginning stages of our turnaround plan. Accordingly, the expenses reflect the cost structure that was in place prior to Pacer’s acquisition of the majority interest. The operating expense of our Cameron, Louisiana facility and Lake Charles, Louisiana facility also increased. The increase was the direct result of Hurricane Rita. The increase includes cleanup costs and the cost of restocking various medical supplies in our Lake Charles, Louisiana facility as well as payment of severance to former employees laid off as a result of the destruction of our Cameron, Louisiana facility. Our Cameron, Louisiana facility also incurred significant operating expenses when it treated and housed a significant amount of displaced Hurricane Katrina victims. These expenses were not reimbursed to the Company by the Federal Emergency Management Agency (“FEMA”) or the State of Louisiana in 2005. The Company anticipates full reimbursement of such expenses in fiscal year 2006.

The Company had a net loss of $899,039 in 2005 compared to net income of $879,248 in 2004. The income / (loss) per share was approximately $(0.00) in 2005 and $0.00 in 2004. This is primarily the result of our acquisition of Southpark. On December 6, 2005, we acquired a 60% interest in Southpark Community Hospital LLC. During the month of December, Southpark Community Hospital LLC incurred a loss of $640,403. As a result of the value of the minority interest being $0, we are required to allocate the entire loss of $640,403 to our consolidated statement of operations instead of 60% of the stated loss. The loss is primarily attributable to the inherited cost structure of Southpark Community Hospital LLC and the low revenues generated prior to the Company’s acquisition. The Company began to effectuate its turnaround and restructuring plan shortly after its acquisition of its membership interest. The implementation of the turnaround and restructuring plan is expected to last through the first quarter of next year. As a result, the Company expects Southpark Community Hospital LLC to have losses until at least the end of next quarter.

The Company plans to expand its business over the next several years, largely through the acquisition of financially distressed hospitals. The corporate general and administrative expenses are expected to increase over this time period, due principally to expansion of corporate personnel and integration costs planned to be incurred in connection with the development and implementation of centralized operational and financial systems.

The Company incurred interest expense of $158,210 and $329,082 for the years ended December 31, 2005 and 2004, respectively, a decrease of $170,872 or 51.9%. The decrease is primarily due to the settlement of outstanding convertible debentures we had issued to Cornell Capital Partners, LP (“Cornell”) and had settled on November 30, 2004. We may also incur additional debt in future years in order to facilitate acquisitions or expand corporate operations. Interest paid on this future debt could have a material adverse effect on our business, financial condition, results of operations, cash flows, and prospects.

The provision for income taxes for the years ended December 31, 2005 and 2004 was $0 and $0, respectively. Any tax benefit generated by our loss was offset by a deferred tax asset allowance. Our future effective tax rate will depend on various factors including the mix between state taxable income or losses, amounts of tax deductible goodwill and the timing of adjustments to the valuation allowance on our net deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $1,219,225 and $1,023,028 as of December 31, 2005 and 2004, respectively. Cash generated from operations was $304,147 for the year ended December 31, 2005 and cash generated from operations was $682,124 for the year ended December 31, 2004. The increase in cash was due primarily to our restructuring of our operations in our facilities and the acquisition of our Greensboro, Georgia facility.

Cash provided by investing activities resulted primarily from capital expenditures and assumptions of liabilities offset by disaster related insurance proceeds and cash acquired in our acquisitions. Capital expenditures during the years ended December 31, 2005 and 2004 were $111,903 and $74,082. Capital expenditures include computer hardware, medical vehicles, and medical equipment while insurance proceeds and acquired cash in 2005 were $795,608 and $586,915, respectively..

Cash used in financing activities for the year ended December 31, 2005 was $644,862 and cash provided by financing activities for the year ended December 31, 2004 was $522,559. This includes advances from our principal shareholder, net of repayments, and certain notes payable received for the year ended December 31, 2005.

Increases in the Medicare liabilities in 2005 resulted primarily from our submission of a cost report for the standalone period March 22, 2004 to December 31, 2004 and from our assumption of Medicare liabilities as a result of business acquisitions (see Note 3). Medicare liabilities result from Medicare audits or our submission of cost reports to Medicare. Medicare liabilities represent amounts due to Medicare as a result of excess cost reimbursements by Medicare (see Note 1(H)). The Company has current Medicare liabilities of $1,670,531 and long term Medicare liabilities of $700,711. The long term portion relates to two negotiated payment plans.

On November 30, 2004, the Company settled all of its outstanding convertible debentures held by Cornell totaling $765,000 excluding related debt discount of $133,330 with Cornell. In connection with the settlement, the Company paid Cornell $150,000 as of December 31, 2004. In accordance with the settlement plan, the Company was required to pay $130,000 on each date of February 15, 2005, May 15, 2005 and August 15, 2005. All payments were made for the year ended December 31, 2005.

The Company intends to implement its business strategy largely by the acquisition of financially distressed hospitals. The Company intends to finance the costs of its business acquisitions and capital expenditures with a combination of debt and equity capital, as well as cash generated from internal operations. Specifically, we expect to finance the cost of future business acquisitions by paying cash and issuing shares of our common stock to the sellers of these businesses in approximately equal values, however, this combination may change for any given transaction.

The Company believes that cash flows from operating activities will provide adequate funds to meet the ongoing cash requirements of its existing business over the next 12 months. However, failure to successfully raise additional capital or incur debt could limit the planned expansion of our existing business in the short-term. We cannot provide assurance that the occurrence of unplanned events, including temporary or long-term adverse changes in global capital markets, will not interrupt or curtail our short-term or long-term growth plans.

We currently have cash on hand of $1,219,225. We estimate that this will allow us to continue operations until June 2006. We estimate that we will require $1,700,000 of additional capital to fund our operations for the 12-month period commencing on the date on which we believe the accompanying registration statement will be declared effective by the United States Securities and Exchange Commission.

DESCRIPTION OF BUSINESS

General Historical Information

Pacer Health Corporation (“Pacer” or the “Company”) is a provider of healthcare services with a primary focus on acquiring and restructuring hospitals. Specifically, we focus on acquiring financially distressed hospitals, restructuring the operations to ensure financial viability and consolidate them under the Pacer brand name. We seek to ensure the financial viability of these healthcare facilities by applying our management experience and expertise to restructuring their daily operations. We also design and implement “best practices” across these facilities to ensure quality medical services are provided to our patients.

Our principal offices are located at 7759 NW 146th Street, Miami Lakes, Florida 33016, and our telephone number is (305) 826-7660. Our website is www.pacerhealth.com.

On March 22, 2006, the Company entered into an interim management agreement with Knox County, Kentucky whereby the Company will lease all of the assets and real property of Knox County Hospital (“KCH”) for a total lease fee amount equal to $2,000,000. The Company has also agreed to: (a) operate KCH and fund any operational losses; (b) enter into a cooperative lease agreement to lease KCH and the real estate of KCH for a period of three years at a rate of $1,100,000 per year until June 30, 2007, and effective July 1, 2007 $1,500,000 per year, payable in equal monthly installments; (c) continue to provide similar clinical hospital services as currently provided by KCH; and (d) ensure that indigent care is available to the population of Knox County, Kentucky. The lease agreement is renewable twice at the option of the Company and grants to the Company a purchase option. The purchase price will be set at the current amount of bond debt as of the date of the execution of the lease agreement less any amount paid under the lease agreement with respect to the KCH purchase.

On December 6, 2005, our wholly-owned subsidiary, Pacer Health Holdings of Lafayette, Inc., acquired a majority interest in Southpark Community Hospital, L.L.C. (“Southpark”). The Company received a 60% equity position in Southpark and the remaining investors of Southpark reduced their equity position to 40% in consideration for an infusion amount up to $2,500,000, the exact amount to be reasonably determined by the Company as necessary to sustain the operations of Southpark. The Company also assumed a prorated share of the outstanding liabilities and also assumed the position of guarantor, equal to its percentage of ownership, on all notes. The Company has also agreed to reimburse certain investors who made principal and interest payments on certain third party loans on behalf of Southpark.

On September 1, 2005, our wholly-owned subsidiary, Pacer Health Management Corporation of Georgia, completed its asset purchase agreement with the Greene County Hospital Authority to acquire certain assets used in the operation of Minnie G. Boswell Memorial Hospital (the “MGBMH”). The total purchase amount under the agreement is $1,108,676.

On March 22, 2004, our wholly-owned subsidiary, Pacer Health Management Corporation, entered into an Asset Purchase Agreement with Camelot Specialty Hospital of Cameron, LLC (“Camelot”) to acquire certain assets used in the operation of South Cameron Memorial Hospital (“SCMH”). As consideration for the acquisition, the Company issued 50,000,000 shares of its common stock having a fair value of $1,100,000.

On June 26, 2003, Pacer Health Services, Inc. was acquired by Pacer Health Corporation (formerly known as INFe, Inc.) in a transaction accounted for as a recapitalization of Pacer Health Services, Inc. For accounting purposes, Pacer Health Services, Inc. was the acquirer because the former stockholders’ of Pacer Health Services, Inc. received the larger portion of the common stockholder interests and voting rights in the combined enterprise when compared to the common stockholder interests and voting rights retained by the pre-merger stockholders of Pacer Health Corporation). As a result of the foregoing, Pacer Health Services, Inc. was re-capitalized to reflect the authorized stock of the legal parent, Pacer Health Corporation. Since Pacer Health Services, Inc. was the acquirer, for accounting purposes, Pacer’s November fiscal year end had been changed to Pacer Health Services, Inc.’s December 31, fiscal year end.

No material part of our revenues were derived outside of the United States in fiscal year 2005, and during said year, we had no material assets outside of the United States.

Industry Overview

The Healthcare Industry’s Size and Opportunity

Size. The domestic healthcare industry is a large and growing industry. The Centers for Medicare and Medicaid Services (“CMS”) released a report on February 22, 2006 projecting a 7.3% increase in health care spending in 2006, surpassing $2 trillion. As a percentage of Gross Domestic Product (“GDP”), health care spending is expected to continue to grow, reaching 16.2% in 2005, up from 16.0% in 2004. By 2015, health care spending in the U.S. is projected to reach $4.0 trillion and 20.0% of GDP.

Opportunity to Create a Regional Network. We believe that the domestic healthcare industry presents opportunities for innovation, differentiation and the creation of regional networks due to the following industry characteristics:

Highly fragmented. The domestic healthcare industry market is highly fragmented and made up of many economically independent entities. We believe that the growing societal demands for quality healthcare services and for greater administrative efficiency has resulted in a need for reducing the various typical practices among the disparate healthcare entities.

Opportunity to Grow the Market. We believe the healthcare industry also presents opportunities to expand the range of healthcare services we can provide to our patients. We believe the following several factors will lead to this opportunity.

-	Increased Per Capita Spending. Annual healthcare spending in the United States in 2003 was $5,635 per and is expected to increase to over $11,000 by 2014.

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Future Favorable Demographics. We believe that favorable demographics should generate additional industry growth. According to the United States Census Bureau, the older population is projected to double from 36 million in 2003 to 72 million in 2030, and to increase from 12% to 20% of the population in the same time frame. The population aged 85 and older is also projected to double, from 4.7 million in 2003 to 9.6 million in 2030, and to double again to 20.9 million in 2050.

Business Strategy

Our goal is to become a regional provider of hospital services. We intend to accomplish this by targeting and acquiring financially distressed hospitals and restructuring the operations to attempt to achieve financial viability. We believe that the acquisition of financially distressed facilities at a significant discount and its subsequent turnaround will allow us to increase significantly the value of the facilities. We intend to acquire these facilities through a combination of capital infusion, traditional financing and funds from current operations. Key elements of our strategy include:

Expand Our Healthcare Facilities Base. We plan to expand our healthcare operations in order to increase our market share in existing markets and/or acquire healthcare facilities in new markets where we believe the opportunity exists. Through March 31, 2006, we have acquired a general acute care hospital in Cameron, LA; a psychiatric hospital in Lake Charles, LA; a general acute care hospital in Greensboro, GA; a nursing home center in Greensboro, GA; a general acute care hospital in Lafayette, LA; and we are finalizing our acquisition of a hospital in Barbourville, KY. Our strategy is to develop a regional network of hospitals in numerous markets.

Enhance the Operational Efficiencies. We intend to create an inter-entity network of our healthcare facilities that provides high quality healthcare services as well as greater administrative efficiency by implementing “best practices.” Through our inter-entity network, we believe we can design and share “best practices” developed and acquired in certain entities and distribute and implement it efficiently among all our entities.

Improve Expense Management. We intend to reduce or eliminate duplicate resources that are unnecessary. We also intend to review the cost structure of any acquisition to reduce or eliminate unnecessary expenses. Furthermore, we intend to implement “best practices” across all of our entities in order to minimize expenses while increasing the value we can deliver to our patients and providers.

Operations

On March 22, 2006, the Company entered into an interim agreement with Knox County, Kentucky whereby the Company shall lease all of the assets and real assets of Knox County Hospital (“KCH”) (the for a total lease fee amount equal to $2,000,000. The Company has also agreed to: (a) operate KCH and fund any operational losses; (b) enter into a cooperative lease agreement to lease KCH and the real estate of KCH for a period of three years at a rate of $1,100,000 per year until June 30, 2007, and effective July 1, 2007 $1,500,000 per year, payable in equal monthly installments; (c) continue to provide similar clinical hospital services as currently provided by KCH; and (d) ensure that indigent care is available to the population of Knox County, Kentucky. The lease agreement shall be renewable twice at the option of the Company and will grant to the Company a purchase option. The purchase price will be set at the current amount of bond debt as of the date of the execution of the lease agreement less any amount paid under the lease agreement with respect to the Hospital purchase.

On December 6, 2005, our wholly-owned subsidiary, Pacer Health Holdings of Lafayette, Inc. acquired a majority interest in Southpark. The Company received a 60% equity position in Southpark and the remaining investors of Southpark reduced their equity position to 40% in consideration for an infusion amount up to $2,500,000, the exact amount to be reasonably determined by the Company as necessary to sustain the operations of Southpark. The Company also assumed a prorated share of the outstanding liabilities and also assumed the position of guarantor, equal to its percentage of ownership, on all notes. The Company has also agreed to reimburse certain investors who made principal and interest payments on certain third party loans on behalf of Southpark.

On September 1, 2005, our wholly-owned subsidiary, Pacer Health Management Corporation of Georgia, completed its asset purchase agreement with the Greene County Hospital Authority to acquire certain assets used in the operation of MGBMH. The total purchase amount under the agreement is $1,108,676.

On March 22, 2004, our wholly-owned subsidiary, Pacer Health Management Corporation, entered into an Asset Purchase Agreement with Camelot to acquire certain assets used in the operation of SCMH. As consideration for the acquisition, the Company issued 50,000,000 shares of its common stock having a fair value of $1,100,000.

We intend to expand our regional network through the acquisition of additional financially distressed hospitals. In most cases, we believe that our initial market entry will be through the acquisition of key existing healthcare facilities in a market. We intend to retain the management of well-run facilities to benefit from their knowledge and experience. Smaller facilities may also be acquired in non-strategic locations. We believe that by acquiring existing facilities, we will build our network in a cost-efficient manner.

Competition

Our facilities located in Cameron, Louisiana and Greensboro, Georgia face minimal competition while our facilities located in Lake Charles, Louisiana and Lafayette, Louisiana have competition from various other treatment centers, private physician practices, and hospitals. We expect that any future acquisition will face similar competition from similar healthcare facilities. To the extent we are unable to compete successfully against our existing and future competitors, our business, operating results and financial condition may be materially adversely affected. While we believe we are and will compete effectively within the healthcare industry, additional competitors, currently and in the future, have or may enter the industry and effectively compete against us.

We are in the process of registering a variety of service marks, trademarks and trade names for use in our business, including: “Pacer Healthcare”, “Pacer Health”, and “Pacer Hospital”.

Intellectual Property

We regard our intellectual property and brand awareness to be an important factor in the marketing of our company in its growth stage. We are not aware of any facts that would negatively impact our continuing use of any of our service marks, trademarks or trade names.

Employees

On December 31, 2005, we employed over 300 full-time employees. We also employed various doctors as independent contractors to perform the healthcare services at all of our facilities. None of our employees are represented by unions. We consider our employee relations to be in good standing.

Regulation

We are subject to extensive federal, state and local laws and regulations that are applicable to various healthcare facilities. Under these laws, healthcare facilities must meet various requirements for licensure. Furthermore, healthcare facilities must meet extensive requirements to ensure continued participation in government programs, including but not limited to Medicare and Medicaid. Failure to comply with these requirements can result in loss of licensure, loss of participation in government programs, loss of payments, as well as civil and criminal sanctions. New laws and regulations may increase our cost of compliance and doing business and may have a material adverse effect on our business. We believe we are in compliance with current federal, state and local laws and regulations.

Fraud and Abuse Laws. Our participation in the Medicare and/or Medicaid programs is heavily regulated by federal statute and regulation. Under these regulations, if a healthcare facility fails to comply substantially with the numerous federal laws governing a facility’s activities, the facility’s participation in the Medicare and/or Medicaid programs may be terminated and/or civil or criminal penalties may be imposed. For example, a healthcare facility may lose its ability to participate in the Medicare and/or Medicaid programs if it performs any of the following acts:

-	Making claims to Medicare and/or Medicaid for services not provided or misrepresenting actual services provided in order to obtain higher payments;

-	Paying money to induce the referral of patients or purchase of items or services where such items or services are reimbursable under a federal or state health program; or

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Failing to provide appropriate emergency medical screening services to any individual who comes to a healthcare facility’s campus or otherwise failing to properly treat and transfer emergency patients.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) broadened the scope of the fraud and abuse laws by adding several criminal statutes that are not related to the receipt of payments from a federal healthcare program. HIPAA created civil penalties for proscribed conduct, including, but not limited to, upcoding and billing for medically unnecessary goods or services. It also established new enforcement mechanisms to combat fraud and abuse. These mechanisms include a “bounty” system whereby a portion of the payments recovered is returned to the government agencies, as well as a “whistleblower” program. HIPAA also expanded the categories of persons that may be excluded from participation in federal and state healthcare programs.

A provision of the Social Security Act, known as the “anti-kickback” or “fraud and abuse” statute, prohibits the payment, receipt, offer or solicitation of money with the intent of generating referrals or orders for services or items covered by a federal or state healthcare program. Violations of this statute are punishable by criminal and civil fines, exclusion from federal and state healthcare programs, and damages up to three-times the total dollar amount involved.

The Office of Inspector General is authorized to publish regulations outlining activities and business relationships that would be deemed not to violate the anti-kickback statute. These regulations are known as the “safe harbor” regulations. The safe harbor regulations do not make conduct illegal, but rather delineate standards that, if complied with, protect conduct that might otherwise be deemed in violation of the anti-kickback statute.

The Office of Inspector General of the Department of Health and Human Services is responsible for identifying fraud and abuse activities in government programs. In order to fulfill its duties, the Office of Inspector General performs audits, investigations and inspections. In addition, it provides guidance to healthcare providers by identifying types of activities that could violate the anti-kickback statute. The Office of Inspector General has identified the following incentive arrangements as potential violations:

-	payment of any incentive by a healthcare facility each time a physician refers a patient to the facility;

-	use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the healthcare facility;

-	provision of free or significantly discounted billing, nursing or other staff services;

-	free training for a physician’s office staff, including management and laboratory technique training;

-	guarantees which provide that if the physician’s income fails to reach a predetermined level, the healthcare facility will pay any portion of the remainder;

-	low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the healthcare facility;

-	payment of the costs of a physician’s travel and expenses for conferences;

-	payment of services which require few, if any, substantive duties by the physician or which are in excess of the fair market value of the services rendered; or

-	purchasing goods or services from physicians at prices in excess of their fair market value.

We have a variety of financial relationships with physicians who may refer patients to our hospitals. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including leases, independent contractor agreements and professional service agreements.

We intend to use our best efforts to structure each of our arrangements, especially each of our business arrangements with physicians, to fit as closely as possible to an applicable safe harbor. However, all of our business arrangements may not fit wholly within the safe harbors and thus we cannot guarantee that these arrangements will not be scrutinized by government authorities or, if scrutinized, that they will be determined to be in compliance with the anti-kickback statute or other applicable laws. The failure of a particular arrangement to comply with the safe harbor regulations does not mean that the arrangement violates the anti-kickback statute. We believe that all of our business arrangements are substantially in compliance with the anti-kickback statute. If we violate the anti-kickback statute, we could be subject to criminal and civil penalties and/or possible exclusion from participating in Medicare, Medicaid or other governmental healthcare programs.

The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and Medicaid patients to selected types of healthcare facilities in which they or any of their immediate family members have ownership or other financial interests. These types of referrals are commonly known as “self-referrals.” Sanctions for violating the Stark Law include civil monetary penalties, assessments equal to twice the dollar value of each service and exclusion from Medicare and Medicaid programs. There are ownership and compensation arrangement exceptions to the self-referral prohibition. One exception allows a physician to make a referral to a healthcare facility if the physician owns an interest in the entire healthcare facility, as opposed to an ownership interest in a department of the healthcare facility. Another exception allows a physician to refer patients to a healthcare facility in which the physician has an ownership interest if the facility is located in a rural area, as defined in the statute. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. The federal government released regulations interpreting some, but not all, of the provisions included in the Stark Law in January 2002, and the government has said it intends to release additional regulations in the future that will provide a full interpretation of this law. We have structured our financial arrangements with physicians to comply with the statutory exceptions included in the Stark Law and subsequent regulations in its current form. However, the future issuance of regulations may interpret provisions of the Stark Law in a manner different from the manner in which we have currently interpreted them. We cannot predict the final form that these regulations will take or the effect those regulations will have on us, including any possible restructuring of our existing relationships with physicians.

Many states in which we intend to operate in also have adopted, or are considering adopting, laws similar to the Stark Law. Some of these state laws apply even if the payment for care does not come from the government. These statutes typically provide for criminal and civil penalties as remedies as well as loss of licensure. While there is little precedent for the interpretation or enforcement of these state laws, we have attempted to structure our financial relationships with physicians and others in light of these laws. However, if a state determines that we have violated such a law, we could be subject to criminal and civil penalties in addition to possible licensure revocation.

Corporate Practice of Medicine and Fee-Splitting. Some states have laws that prohibit unlicensed persons or business entities, including corporations or business organizations that own healthcare facilities, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot assure you that governmental officials charged with the responsibility for enforcing these laws will not assert that we, or transactions in which we are or may be involved, are in violation of these laws. These laws may also be interpreted in a manner inconsistent with our current interpretations by the various state courts.

Emergency Medical Treatment and Active Labor Act. Some of our current facilities and potential acquisitions may be subject to the Emergency Medical Treatment and Active Labor Act (“EMTALA”). The EMTALA imposes requirements as to the care that must be provided to anyone who comes to healthcare facilities providing emergency medical services seeking care before they may be transferred to another facility or otherwise denied care. This federal law requires any healthcare facility that participates in the Medicare program to conduct an appropriate medical screening examination of every person who is presented to the facility’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. Sanctions for failing to fulfill these requirements include exclusion from participation in Medicare and Medicaid programs as well as civil monetary penalties. In addition, the law creates private civil remedies that enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending facility for damages and equitable relief. A healthcare facility that suffers a financial loss as a direct result of another participating facility's violation of the law also has a similar right. Although we believe that our practices are in compliance with the law, we can give no assurance that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

Federal False Claims Act. Another trend in healthcare litigation is the use of the federal False Claims Act. The federal False Claims Act prohibits providers from knowingly submitting false claims for payment to the federal government. This law has been used not only by the federal government, but also by individuals who bring an action on behalf of the government under the law’s “qui tam” or “whistleblower” provisions. When a private party brings a qui tam action under the federal False Claims Act, the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

Civil liability under the federal False Claims Act can be up to three-times the actual damages sustained by the government plus civil penalties for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Although liability under the federal False Claims Act arises when an entity knowingly submits a false claim for reimbursement to the federal government, the federal False Claims Act defines the term “knowingly” broadly. Although simple negligence generally will not give rise to liability under the federal False Claims Act, submitting a claim with reckless disregard to its truth or falsity can constitute knowingly submitting a false claim.

Healthcare Reform. The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reductions in payments to healthcare providers under Medicare, Medicaid and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

Conversion Legislation. Many states, including those where we may in the future acquire healthcare facilities, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. These review processes can add additional time to the closing of a future healthcare facility acquisition. There can be no assurance, however, that future actions on the by state legislators or attorneys general will not seriously delay or even prevent our ability to acquire healthcare facilities. If these activities are widespread, they could have a negative impact on our ability to acquire additional hospitals.

Certificates of Need. The acquisition or construction of new facilities and the addition of new services and expensive equipment at our facility may be subject to state “certificate of need” laws that require prior approval by state regulatory agencies. These laws generally require that a state agency determine the public need and give approval prior to the acquisition or construction of facilities or the addition of new services. If we fail to obtain necessary state approval, we will not be able to expand our facility, complete acquisitions or add new services. Violation of these state laws may result in the imposition of civil sanctions or the revocation of the facility’s licenses.

Privacy and Security Requirements of the Health Insurance Portability and Accountability Act of 1996. The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data standards for the exchange of information between two parties to carry out financial and administrative activities related to healthcare, including healthcare claims and payment transactions submitted or received electronically. These provisions are intended to improve the efficiency and effectiveness of the healthcare industry by enabling the efficient electronic transmission of certain health information. On August 17, 2000, final regulations were published by the Centers for Medicare and Medicaid Services (a division of the Department of Health and Human Services) establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations was required by October 16, 2003. We are currently substantially in compliance with these regulations. We cannot predict with accuracy the impact that future interpretation of these regulations will have on us.

The Administrative Simplification Provisions also require the Centers for Medicare and Medicaid Services to adopt standards to protect the security and privacy of health-related information. The Centers for Medicare and Medicaid Services promulgated final regulations containing security standards on February 20, 2003, but compliance with these regulations is not required until April 21, 2005. These final security regulations would require healthcare providers to implement administrative, physical and technical safeguards to protect the integrity, confidentiality and availability of electronically received, maintained or transmitted individually identifiable health-related information. In addition, the Centers for Medicare and Medicaid Services released final regulations containing privacy standards in December 2000. These privacy regulations became effective April 14, 2001, and compliance with these regulations was required by April 14, 2003. In addition, on August 14, 2002, the Centers for Medicare and Medicaid Services made additional changes to the privacy regulations to remove consent requirements which were anticipated to hinder access to care as well as to clarify other provisions related to oral communications, parental access to their children’s records and to prohibit certain marketing without patient authorization. The privacy regulations, including modifications, will extensively regulate the use and disclosure of individually identifiable health-related information and a patient’s rights to his or her health information. The security regulations and the privacy regulations could impose significant costs on our current facilities and future acquisitions in order to comply with these standards. We cannot predict with accuracy the impact that these final regulations, when fully implemented, will have on us. If we violate these provisions of HIPAA, we can be subject to monetary fines, penalties and criminal sanctions.

Payment

Medicare. Under the Medicare program, healthcare facilities are paid for inpatient and outpatient services performed by them.

Payments for inpatient acute services are generally made pursuant to a prospective payment system. Under PPS, healthcare facilities are paid a prospectively determined amount for each discharge based on the patient’s diagnosis. Specifically, each discharge is assigned to a diagnosis related group, commonly known as a “DRG,” based on the patient’s condition and treatment during the relevant inpatient stay. This assignment also affects the prospectively determined capital rate paid with each DRG. Each DRG is assigned a payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. DRG payments do not consider the actual costs incurred by a facility in providing a particular inpatient service. However, DRG and capital payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the healthcare facility is located. In addition to DRG and capital payments, healthcare facilities may qualify for “outlier” payments when the relevant patient’s treatment costs exceed a specified threshold. Certain healthcare facilities may qualify for disproportionate share payments when their percentage of low-income patients exceeds specified thresholds.

The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The index used to adjust the DRG rates gives consideration to the inflation experienced in purchasing goods and services. For several years, however, the percentage increases in the DRG payments have been lower than the projected increase in the costs of goods and services purchased by healthcare facilities. DRG rate increases were 3.4% for federal fiscal year 2001, 2.75% for federal fiscal year 2002, 2.95% for federal fiscal year 2003, 3.4% for federal fiscal year 2004, 3.3% for federal fiscal year 2005 and 3.7% for federal fiscal year 2006.

As a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, hospitals are allowed to receive full market basket updates for federal fiscal years 2005, 2006 and 2007 if hospitals provide the Centers for Medicare and Medicaid Services specific data relating to the quality of services provided. The Act also made a permanent increase in the base DRG payment rate (1.6%) for rural hospitals and urban hospitals in smaller metropolitan areas. In addition, the Act provided for payment relief to the wage index component of the base DRG rate. As of October 1, 2004, the Act lowered the percentage of the DRG subject to a wage adjustment from 71% to 62% for hospitals in areas with a wage index below the national average.

Outpatient services have traditionally been paid at the lower of customary charges or on a reasonable cost basis. The Balanced Budget Refinement Act of 1999 (the “’99 BBRA”) established a PPS for outpatient services that commenced on August 1, 2000. Outpatient services are assigned ambulatory payment classifications, which are readjusted no less than annually.

The ’99 BBRA eliminated the anticipated average reduction of 5.7% for various Medicare outpatient payments under the Balanced Budget Act of 1997 (the ’97 BBRA”). Under the ’99 BBRA, outpatient payment reductions for non-urban healthcare facilities with 100 beds or less were mitigated through a “hold harmless” provision until December 31, 2003. Payment reductions under Medicare outpatient PPS of non-urban hospitals with greater than 100 beds and urban healthcare facilities will be mitigated through a corridor reimbursement approach, where a percentage of such reductions were reimbursed through December 31, 2003.

Prior to the implementation of the prospective payment systems, payments to exempt hospitals and units, such as inpatient psychiatric, rehabilitation, mandated swing bed facilities and skilled nursing services, were based upon reasonable costs, subject to a cost per discharge target and maintenance of minimum levels of care. The ’97 BBRA established a PPS for Medicare skilled nursing facilities and swing bed facilities that commenced in July 1998 and was implemented progressively through June 2003. Under the Benefits Improvement and Protection Act of 2000, the skilled nursing facility PPS was increased to the skilled nursing facility market basket minus 0.5% for fiscal years 2002 and 2003. BIPA also required rates for certain categories to be increased by 6.7% effective April 1, 2001, which is still in effect. The ’99 BBRA provided for a 20% increase for certain categories effective April 1, 2000, which also is still in effect.

The Balanced Budget Act of 1997 mandated a PPS for inpatient rehabilitation hospital services. A PPS system for Medicare inpatient rehabilitation services is being phased in over two years beginning January 1, 2002. The limits are updated annually through a market basket index.

On November 15, 2004, CMS published a final regulation to implement a PPS for inpatient hospital services furnished in psychiatric hospitals and psychiatric units of general, acute care hospitals and critical access hospitals. The new prospective payment system replaced the cost-based system for reporting periods beginning on or after January 1, 2005. PPS is being implemented over a three-year transition period with full payment under PPS to begin in the fourth year. CMS estimates that PPS rates will increase an average of 4.2% effective July 1, 2006.

Furthermore, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”), offers a prescription drug benefit for Medicare beneficiaries and also provides a number of benefits to hospitals, particularly rural hospitals.

Medicaid. Most state Medicaid payments are made under a PPS or under programs that negotiate payment levels with individual hospitals. Medicaid is currently funded jointly by state and federal government. The federal government and many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. Effective April 1, 2002, the federal government reduced the upper payment limits of Medicaid reimbursements made to the states. This could adversely affect future levels of Medicaid payments received by our healthcare facilities.

Annual Cost Reports. Healthcare facilities participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a PPS, are required to meet certain financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to the healthcare facilities under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit.

Commercial Insurance. Our healthcare facility provides services to individuals covered by private healthcare insurance. Private insurance carriers pay our facility or in some cases reimburse their policyholders based on the facility’s established charges and the coverage provided in the insurance policy. Commercial insurers are trying to limit the payments for healthcare services by negotiating discounts. Reductions in payments for services provided by our facility to individuals covered by commercial insurers could adversely affect us.

MANAGEMENT

As of April 26, 2006, the directors and executive officers of Pacer, their age, positions in Pacer, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

Name of Director/ Executive Officer	Age	Position	Period Served

Rainier Gonzalez	33	Chairman, CEO, President and Secretary	June 2003 to date
Eric Pantaleon, M.D.	44	Director	July 2003 to date
Alfredo Jurado	33	Director	July 2003 to date
Marcelo Llorente	29	Director	March 2005 to date
Eugene Marini	44	Director	March 2005 to date
Antony J. Chi	32	Chief Financial Officer	July 2004 to date

There are no family relationships between or among the directors, executive officers or any other person. None of Pacer’s directors or executive officers is a director of any company that files reports with the United States Securities and Exchange Commission. None of Pacer’s directors have been involved in legal proceedings.

Pacer’s directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Pacer’s officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Rainier Gonzalez, President, Chief Executive Officer and Chairman . Mr. Gonzalez has been President, Chief Executive Officer, Secretary and Chairman of the Company since June 26, 2003. Mr. Gonzalez currently serves as a principal in two South Florida financial services firms, GTowers Inc. and First USA Title Services, both of which he also helped found in 2002. From 2000 to 2002, Mr. Gonzalez served as vice president of business development, and principal, for Brick Mountain LLC, an Internet company that was sold to Jupiter Media (Nasdaq: JUPM). From 1999 to 2000, he was an associate in the Washington D.C. law firm of Sidley Austin Brown & Wood, where he worked in the securitization and structured finance department. Mr. Gonzalez earned his bachelor's degree in political science from Florida International University in 1995, and his law degree, magna cum laude, from the Indiana University School of Law in 1998. Prior to joining Sidley Austin Brown & Wood, he worked as a law clerk for Federal Judge Denny Chin of the Southern District of New York.

Eric Pantaleon, M.D., Director . Dr. Pantaleon has been a director of the Company since July 2003. Dr. Pantaleon has been a pediatrician in private practice since 1994, and is an active member of the American Academy of Pediatrics. He is also a pediatric clinical instructor at the University of Miami - Jackson Memorial Medical Center, and serves as an assistant pediatric clinical instructor at Nova Southeastern University. From 1990 to 1993, he was a resident in training at the Jersey Shore Medical Center, where he served on the hospital’s Medical Education Committee and was president of the Residents House Staff. Dr. Pantaleon completed both his pre-medical and doctoral education at the Universidad Nacional Pedro Henriquez Urena in Santo Domingo, Dominican Republic.

Alfredo Jurado, Esq., Director . Mr. Jurado has been a director of the Company since July 2003. Mr. Jurado is currently an attorney in private practice and an active member of the Florida Bar. Prior to that, he was a co-owner and general counsel for a Miami-based financial services firm, which he joined in 2002. From 1998 to 2002, Mr. Jurado worked for the Florida State Attorney’s Office, where he served as a county court prosecutor, a county court supervisor and, most recently, a felony trial unit prosecutor in Florida’s 17th Judicial Circuit. In 1997, he served as a certified legal intern in the 11th Judicial Circuit of the Florida State Attorney’s Office, and in 1996, he served as a law clerk for the Honorable Judge Scott Silverman, also of the 11th Judicial Circuit. Mr. Jurado earned his bachelor’s degree in criminal science from Florida International University in 1995, and his law degree, cum laude, from Nova Southeastern University, Shepard Broad Law Center, in 1998.

Eugene Marini, Director . Mr. Marini has been a director of the Company since March 2005. Mr. Marini is currently the Chief Executive Officer of Oakridge Outpatient and Surgical Center. Prior to joining Oakridge, Mr. Marini was Director of Operations at Catholic Health Services, Inc. where he oversaw the operations of three nursing homes, two acute care rehabilitation hospitals, two home health agencies and two adult living facilities. In 1999, Mr. Marini was recruited by Ruben King-Shaw, then Secretary of the Agency for Healthcare Administration of the State of Florida, to restructure the Agency’s Managed Care and Health Quality Division. From 1994 to 1997, Mr. Marini was Chief Executive Officer of West Gables Rehabilitation Hospital, a 60-bed acute rehabilitation facility and 120 bed sub-acute facility, which he brought into JCAHO compliance. Mr. Marini also served as Vice-President of Operations and Business Development at the Miami Heart Institute and Chief Executive Officer at Doctors Hospital of Hollywood. Mr. Marini holds a master’s degree in public health and a bachelor’s degree in health administration from Florida International University. He is a licensed nursing home administrator and member of the American College of Healthcare Executives.

Rep. Marcelo Llorente, Esq., Director. Rep. Llorente has been a director of the Company since March 2005. Rep. Llorente currently represents District 116 in the Florida House of Representatives. Rep. Llorente is also an attorney with the law firm of Bryant, Miller & Olive, P.A., where he specializes in the areas of public finance and affordable housing. Rep. Llorente is a member of the Florida Bar, American Bar Association, and Cuban-American Bar Association. Rep. Llorente has been active in the “Amor en Acion: (Love in Action)” Latin American Missionary Group. He also served as a Volunteer Law Student in the Leon County Teen Court program and as a certified legal intern providing legal representation to domestic violence victims through Florida State University’s Children Advocacy Center. Rep. Llorente graduated cum laude from Tulane University with a bachelor’s degree and holds a law degree from Florida State University College of Law.

J. Antony Chi, Chief Financial Officer . Mr. Chi has been with the Company since July 2004. His prior experience includes working at PriceWaterhouseCoopers LLP from 1997 to 1998 and Ernst & Young LLP from 1998 to 1999. He has also worked at LNR Property Corporation from 1999 to 2000, Gerald Stevens Inc. from 2000 to 2001, and most recently, AutoNation, Inc. prior to joining Pacer Health. Mr. Chi holds a bachelor’s degree from New York University. Mr. Chi is currently a Certified Public Accountant in the State of Maryland.

Board Meetings And Committees
During the fiscal year ended December 31, 2005, the Board met four times. All the members of the Board attended the meetings.

Audit Committee

We have a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. The members of our Committee are Messrs. Marini, Jurado and Llorente. All three members of the committee are independent. Mr. Marini is our audit committee financial expert and is independent as defined under the applicable SEC Rules.

Compensation Committee

We have a separately-designated standing compensation committee. The members of our Committee are Messrs. Marini and Jurado. Both members of the committee are independent.

Compensation Of Directors
For his or her service on the Board, each director receives $1,000 per quarter as reimbursement of expenses, payable in cash or restricted stock, at the option of the Company.

Section 16(a) Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder require Pacer’s officers and directors, and persons who beneficially own more than ten percent of a registered class of Pacer’s equity securities, to file reports of ownership and changes in ownership with the United States Securities and Exchange Commission and to furnish Pacer with copies.

Based on its reviews of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, Pacer believes that, during the last fiscal year, the officers, directors and greater than ten-percent beneficial owners of Pacer timely complied with the Section 16(a) filing requirements.

Code Of Ethics
On April 14, 2004, the Board adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics was filed with the Commission as an exhibit to the Company’s Form 10-KSB for the year ended December 31, 2003.
Executive Compensation
The following table sets forth information with respect to the total compensation earned by, or paid to, Rainier Gonzalez, the Company’s President and Chief Executive Officer and J. Antony Chi, Chief Financial Officer (collectively, the Named Executive Officers”), for the fiscal years ended December 31, 2005, 2004, and 2003. No other executive officer of the Company earned total salary and bonus in excess of $100,000 during any such fiscal years.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options
Rainier Gonzalez, Chairman, CEO and President	2005	$250,000	$20,192(1)	—	—
	2004	$191,200	—	—	—
	2003	$—	—	—	—

J. Antony Chi, Chief Financial Officer	2005	$150,000	—	—	—
	2004	$150,000	—	$150,000(2)	—
______________

(1)	This represents automobile allowance issued to Mr. Gonzalez per the employment agreement dated January 1, 2004 and renewed through December 31, 2006.
(2)	This represents 10,000,000 shares of restricted stock issued or to be issued per the employment agreement dated July 4, 2005 and renewed through December 31, 2006.

Aggregated Options Exercises In Fiscal 2005 And Year-End Option Values
There were no option or SAR exercises in the last two fiscal years.

The following table sets forth information for the Named Executive Officers named in the Summary Compensation Table with respect to the value of unexercised options to purchase common stock of the Company held as of December 31, 2005.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/2005 Exercised/Unexercised	Value of Unexercised Shares In the Money Options at 12/31/2005(1) Exercised/Unexercised

Rainier Gonzalez	—	—	—	—
J. Antony Chi	—	—	—	—
___________

(1)	The fair market value of the Company's common stock at the close of business on December 31, 2005 was $0.02.

Stock Option Plan
On June 2, 2003, the Company filed a Form S-8 Registration Statement to register 8,000,000 shares underlying its 2003 Stock Plan. On February 21, 2003, the Company filed a Form S-8 Registration Statement to register 6,000,000 shares underlying its 2003 Stock Incentive Plan. On June 21, 2002, the Company filed a Form S-8 Registration Statement to register 1,000,000 shares underlying its 2002 Stock Incentive Plan. All shares registered under the stock plans have been issued. Based on the information available to the Company’s current management, the above information contains a description of the Company’s stock option plans.

Employment Agreements
Pacer currently has an employment agreement with its Chief Executive Officer, Rainier Gonzalez. The agreement commenced on January 1, 2004 and was subsequently revised on September 1, 2005 to provide for a base salary of $250,000 per annum. The agreement expires on August 31, 2007.

Pacer currently has an employment agreement with its Chief Financial Officer, J. Antony Chi. The agreement commenced on July 5, 2004 and provides for a base salary of $150,000 per annum and ten million shares to be issued ratably over a three year period. The agreement expires on June 30, 2006.

DESCRIPTION OF PROPERTY

Our corporate headquarters are located in leased premises at 7759 NW 146th Street, Miami Lakes, Florida 33016. On December 31, 2005, we leased the real estate for a psychiatric hospital in Lake Charles, Louisiana. We currently own the real estate for our medical facilities in Lafayette, Louisiana and Greensboro, Georgia. We consider these facilities to be in good operating condition and suitable for their current use. We do not expect that we will need to make significant capital expenditures on these facilities in the near future.

LEGAL PROCEEDINGS

In connection with its acquisition of MGBMH, the Company has been named as a co-defendant, along with the Authority, in a lawsuit initiated by a former vendor. The allegations against the Authority are breach of contract. As of December 31, 2005, the lawsuit has not yet been resolved. The Company intends to vigorously assert all available defenses in connection with the lawsuit. However, an adverse resolution of the lawsuit could result in the payment of significant costs and damages which could have a material adverse effect on the Company’s results of operations, financial condition and cash flows.

From time to time we become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to medical services provided and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various lawsuits and unasserted claims from patients and service providers. The Company believes that the outcome of these matters, if unfavorable, may be covered by its medical malpractice insurance coverage. Amounts due to vendors have been accrued as of December 31, 2005.

Other than as stated above, there is no current outstanding litigation in which we are involved in other than routine litigation incidental to our ongoing business.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect of the beneficial ownership as of April 26, 2006 for each officer and director of Pacer and for each person who is known to Pacer to be the beneficial owner of more than 5% of Pacer’s common stock.
Security Ownership of Certain Beneficial Owners and Management
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Common	Rainier Gonzalez	430,422,903	75.11%
	7759 N.W. 146th Street
	Miami Lakes, FL 33016

Common	Eric Pantaleon	1,062,351	*
	7759 N.W. 146th Street
	Miami Lakes, FL 33016

Common	Alfredo Jurado	950,001	*
	7759 N.W. 146th Street
	Miami Lakes, FL 33016

Common	Eugene M. Marini 7759 N.W. 146 Street Miami Lakes, FL 33016	116,667	*

Common	Rep. Marcello Llorente 7759 NW 146th Street Miami Lakes, FL 33016	116,667	*

Common	J. Antony Chi 7759 N.W. 146 Street Miami Lakes, FL 33016	5,000,000	*
All Officers And Directors As A Group (6) Persons		437,668,589	76.37%

_______________

*	Less than 1%.

(1)
Applicable percentage of ownership is based on 573,026,246 shares of common stock outstanding as of April 15, 2006 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

During the past two years, Pacer has not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of Pacer’s common stock, except as disclosed in the following paragraphs.

During the year ended December 31, 2004, the Company received funds of $270,000 and repaid $63,441 to Rainier Gonzalez, President, Chief Executive Officer, Chairman of the Board of Directors, and principal stockholder of the Company.

In January 2005, the Company repaid a note payable having a principal balance of $250,000, plus an additional $18,000 of accrued interest, to a company, of which Rainier Gonzalez, the President and Chief Executive Officer of the Company, is the principal shareholder. The total repayment to the affiliated entity was $268,000.

During the years ended December 31, 2005 and 2004, the Company received funds of $260,000 and $369,430 from Rainier Gonzalez, the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company. Up until November 2005, these advances received bear interest at eight percent (8%), are unsecured and due twenty-four (24) months from date of receipt. Funds received from the related party after November 2005 bear a flat interest rate of three percent (3%) and have no due date. During the years ended December 31, 2005 and 2004, the Company repaid $516,000 and $96,901 of the outstanding amount. At December 31, 2005, the Company had reflected total loans payable to this individual of $16,029 and related accrued interest of $8,369.

In September 2005, the Company granted 10,000,000 common shares of common stock to our Director of Corporate Operations under a new employment agreement. The shares are valued at $190,000 based on the $0.019 per share quoted trade price on the grant date which is being recognized over the three year service period. The first 3,000,000 were issued and vested on November 15, 2005 and 2,000,000, 2,000,000, and 3,000,000 will be issued and vest at the first, second and third anniversary of the date of the employment agreement, respectively.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our Common stock began trading on the NASDAQ Over-the-Counter Bulletin Board (the “OTC”) under the symbol “PHLH” on February 20, 2004. Prior to that date, our common stock traded under the symbol “INFE”.

The following table sets forth the average high and low bid prices for the common stock for each calendar quarter and subsequent interim period since January 1, 2004, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	Bid Prices
	High	Low

2006
First Quarter	.02	.013
April 3 through April 26, 2006	.028	.02

2005
First Quarter	0.02	0.01
Second Quarter	0.04	0.02
Third Quarter	0.03	0.01
Fourth Quarter	0.02	0.01

2004
First Quarter	0.03	0.02
Second Quarter	0.03	0.02
Third Quarter	0.02	0.01
Fourth Quarter	0.02	0.01

Pacer presently is authorized to issue 930,000,000 shares of common stock, $0.0001 par value per share. As of April 26, 2006, there were 573,026,246 shares of common stock issued and outstanding.

Pacer is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share, none of which is outstanding. One share of preferred stock was previously designated as Series A Convertible Preferred, which was previously issued to Rainier Gonzalez and since converted into 318,822,903 shares of common stock. All of the other preferred stock is undesignated and may not be designated or issued by the Board of Directors absent prior stockholder approval.

Dividends
We have never paid dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings to fund the development and growth of our business. Any payment of dividend in the future will be at the discretions of our board of directors and will be dependent upon our earnings, financial condition, capital requirements and other factors deemed relevant by our board of directors. Future credit facilities may also restrict our ability to pay dividends in the future.

Stockholders

The Number of registered stockholders on December 31, 2005 was 169 based on information furnished to us by our Transfer Agent.

Penny Stock

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;
•	That are not traded on a “recognized” national exchange;
•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or
•
In issuers with net tangible assets less than $2 million (if the issuer has been in continuous operation for at least three years) or $10 million (if in continuous operation for less than three years), or with average revenues of less than $6 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Recent Sales Of Unregistered Securities

During the last three years, Pacer issued the following unregistered securities:

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
833,334	10/29/03	E. Pantaleon	Price- $0.02 per share Director’s Fees

833,334	10/29/03	A. Jurado	Price- $0.02 per share Director’s Fees

1,000,000	10/30/03	T. Vidal	Price- $0.03 per share Consideration of Services

26,666,700	10/30/03	A. Mendes	Price- $0.03 per share Payment for Promissory note

50,000	12/2/03	J. Burgos	Price- $0.03 per share Consideration of Loan

50,000	12/2/03	A. Burgos	Price- $0.03 per share Consideration of Loan

300,000	12/23/03	C. Gomez	Price- $0.01 per share Payment For Promissory Note

700,000	12/23/03	C. Loro	Price- $0.01 per share Payment For Promissory Note

1,600,000	12/31/03	J. Dodrill	Price- $0.03 per share Payment For Settlement of Outstanding Liability

2,000,000	1/7/04	J. Scafidi	Price- $0.021 per share Settlement Agreement

476,190	1/7/04	Newbridge Securities Corporation	Price- $0.021 per share Placement Agent Fee

318,822,903	1/8/04	R. Gonzalez	Conversion of Preferred Stock

1,600,000	1/27/04	J. Dodrill	Price- $0.02 per share Settlement Agreement

25,000	1/28/04	V. Blanco	Price- $0.02 per share Satisfaction of Loan

2,000,000	2/4/04	D. Byrns	Price- $0.02 per share Employment Agreement

50,000	2/9/04	J. Stanger	Price- $0.025 per share Consulting Services

50,000,000	2/10/04	Butterworth Investments	Price- $0.022 per share Acquisition Agreement

1,000,000	2/23/04	J. Getter	Price- $0.029 per share Consulting Services

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
600,000	3/29/04	J. Stanger	Price- $0.018 per share Consulting Services

200,000	6/7/04	G. Williams, J. Peterson	Price- $0.025 per share Consulting Services

2,000,000	10/11/04	J. Chi	Price- $0.01 per share Employment Agreement

40,000	10/11/04	T. Vidal	Price- $0.01 per share Employment Agreement

8,000,000	3/8/05	D. Byrns	Price- $0.007 per share Employment Agreement

112,350	5/23/05	GEI Enterprises LLC	Price- $0.02 per rental agreement

100,000	6/8/05	M. Llano	Price- $0.03 per share Consulting Agreement

3,000,000	7/5/05	J. Chi	Price- $0.024 per share Employment Agreement

100,000	7/6/05	M. Llano	Price- $0.024 per share Consulting Agreement

50,000	8/11/05	M. Llorente	Price- $0.02 per share Director’s Fees

50,000	8/11/05	E. Marini	Price- $0.02 per share Director’s Fees

50,000	8/11/05	A. Jurado	Price- $0.02 per share Director’s Fees

50,000	8/11/05	E. Pantaleon	Price- $0.02 per share Director’s Fees

100,000	8/22/05	M. Llano	Price- $0.021 per share Consulting Agreement

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
66,667	11/10/05	M. Llorente	Price- $0.015 per share Director’s Fees

66,667	11/10/05	E. Marini	Price- $0.015 per share Director’s Fees

66,667	11/10/05	A. Jurado	Price- $0.015 per share Director’s Fees

66,667	11/10/05	E. Pantaleon	Price- $0.015 per share Director’s Fees

300,000	11/14/05	M. Llano	Price- $0.015 per share Consulting Agreement

3,000,000	11/15/05	T. Vidal	Price- $0.013 per share Employment Agreement

100,000	12/14/05	M. Llano	Price- $0.015 per share Consulting Agreement

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under said Act. In each instance, the purchaser had access to sufficient information regarding Pacer so as to make an informed investment decision. More specifically, Pacer had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of said Act and otherwise had the requisite sophistication to make an investment in Pacer’ securities

DESCRIPTION OF SECURITIES

General
Pacer’s authorized capital consists of 930,000,000 shares of common stock, par value $0.0001 per share and 20,000,000 shares of preferred stock. At April 26, 2006, there were 573,026,246 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a description of certain provisions relating to Pacer’s capital stock.

Common Stock
Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Subject to the declaration and payment of dividends upon any preferred stock at the time outstanding, to the extent of any preference to which that preferred stock is entitled and after the provision for any sinking or purchase fund or funds for any series of any preferred stock has been complied with, the board of directors may declared and pay dividends on the common stock, payable in cash or other consideration, out of the funds legally available therefore. It is Pacer’s present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock
Pacer is authorized to issue 20,000,000 shares of preferred stock, none of which is outstanding. The available preferred stock is undesignated. The Board of Directors does not have the right to set forth the rights, designations, preferences or other terms of the preferred stock. Such rights and preferences must be authorized by the stockholders in accordance with Florida law.

Convertible Debentures

On April 1, 2006, Cornell purchased a convertible debenture from Pacer in the principal amount of $1,000,000. Under the related Securities Purchase Agreement, Cornell will also purchase an additional $1,000,000 debenture from Pacer within two business days after to the date on which the accompanying registration statement is filed with the United States Securities and Exchange Commission. The debentures are convertible at the holder’s option any time up to maturity at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. At maturity, Pacer has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of $0.05 or 95% of the volume weighted average price for the 30 days immediately preceding the conversion date. Pacer has the right to redeem all or a portion of the debenture upon three business days’ notice by paying Cornell 120% of the amount redeemed plus accrued interest; provided, however, that if such redemption occurs within 60 days following April 1, 2006, then Pacer would be required to pay Cornell 105% of the amount redeemed plus accrued interest. Pacer is registering in this offering 296,873,754 shares of common stock underlying the convertible debentures. These debentures are secured by substantially all of the Company’s assets as well as 430,422,903 shares of Pacer common stock pledged by Rainier Gonzalez pursuant to that certain Insider Pledge and Escrow Agreement dated April 1, 2006.

Warrants

On April, 1, 2006, Cornell received a 5-year warrant to purchase 35,000,000 shares of Pacer’s common stock at an exercise price of $0.02 per share. The warrant was issued in connection with the issuance of the convertible debentures to Cornell.

On June 20, 2002, INFe had issued 950,000 warrants to various consultants in exchange for their services. These warrants have an exercise price of $0.50 per share and expire over a 5-year period. The warrants were assumed by the Company in the reverse merger.Transfer Agent
The transfer agent and registrar for our common stock is Computershare Transfer Company, Inc., 68 South Main Street, Suite 708, Salt Lake City, UT 84101, Telephone (801) 531-7558.

Limitation Of Liability: Indemnification
Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Pacer from and against certain claims arising from or related to future acts or omissions as a director or officer of Pacer. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pacer pursuant to the foregoing, or otherwise, Pacer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation
Authorized And Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Pacer that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Pacer’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company’s management.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, have been included in this prospectus in reliance upon the report of Salberg & Company, PA, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham LLP, in Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us. Their opinion will be filed by amendment.

HOW TO GET MORE INFORMATION

We have filed with the United States Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the accompanying registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

To the Board of Directors and Shareholders of:
Pacer Health Corporation

We have audited the accompanying consolidated balance sheet of Pacer Health Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacer Health Corporation and subsidiaries at December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ SALBERG & COMPANY, P.A.
Boca Raton, Florida April 7, 2006

FINANCIAL STATEMENTS

CONTENTS

Consolidated Balance Sheet for the Year Ended December 31, 2005	F-1 - F-2

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004	F-3

Consolidated Statement of Changes in Stockholders’ Equity (Deficiency) Years Ended December 31, 2005 and 2004	F-5- F-7

Consolidated Statement of Cash Flows for the Year Ended December 31, 2005 and 2004	F-9 - F-10

Notes to Consolidated Financial Statements	F-12 - F-29

F-i

Pacer Health Corporation and Subsidiaries
Consolidated Balance Sheet
December 31, 2005

ASSETS
Current Assets
Cash	$1,219,225
Patient receivables, net	3,045,227
Supplies	504,722
Prepaid Expenses	114,456
Other current assets	14,334
Total Current Assets	4,897,964

Property and equipment, net	16,922,692

Other Assets
Goodwill, net	2,796,452

Total Other Assets	2796,452

Total Assets	$24,617,108
LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIENCY)
Current Liabilities
Accounts payable	3,121,001
Escrow liability	575,000
Settlements payable	265,500
Accrued wages	640,218
Accrued rent	2,247
Accrued liabilities, related party	15,830
Accrued expenses	470,265
Patient Deposits	7,597
Notes Payable	117,019
Medicare payable, current portion	1,670,530
Loan payable, related party	16,029
Accrued interest payable, related party	8,369
Notes payable	1,100,000
Capitalized lease obligations, current portion	459,435
Loan payables, current portion	1,120,790
Total Current Liabilities	9,589,830

Pacer Health Corporation and Subsidiaries
Consolidated Balance Sheet
December 31, 2005
(continued)

Long Term Liabilities
Loan payables, net of current portion	10,372,875
Line of credit	2,500,000
Capitalized lease obligations, net of current portion	1,592,038
Medicare payable, net of current portion	700,712
Total Long Term Liabilities	15,165,625

Total Liabilities	24,755,455

Commitments and Contingencies (Note 11)

Minority Interest in Consolidated Subsidiary Company	–

Stockholders' Equity (Deficiency)
Preferred stock, Series A, $0.0001 par value, 20,000,000
shares authorized, none issued and outstanding	–
Common stock, $0.0001 par value, 930,000,000 shares authorized
573,026,246 issued and outstanding	57,302
Additional paid in capital	2,148,422
Accumulated deficit	(2,284,071)
(78,347)
Less: Deferred compensation	(60,000)
Total Stockholders' Equity (Deficiency)	(138,347)

Total Liabilities and Stockholders' Equity	$24,617,108

See accompanying notes to consolidated financial statements

Pacer Health Corporation and Subsidiaries
Consolidated Statements of Operations

	For Year Ended December 31,
Revenues	2005	2004
Patient services revenues, net	$10,614,447	$7,581,505
Management fees	900,672	650,000
Total Revenues	11,515,119	8,231,505

Operating Expenses
Advertising	5,907	2,418
Amortization of debt issue costs-	–	25,616
Amortization of equity line commitment fee	–	390,000
Bad debt expense	1,849,012	1,505,836
Contract labor	2,036,956	1,058,084
Depreciation	170,021	16,040
Insurance	425,114	279,681
Loan fee	72,500	–
Medical Supplies	946,188	533,738
Patient Expenses	157,951	118,844
Professional fees	388,516	534,434
Rent	559,269	512,527
Repairs and Maintenance	83,824	35,316
Salaries and wages	5,376,415	2,714,145
Travel	162,572	53,336
Utilities	183,607	121,137
General and administrative	445,744	644,074
Total Operating Expenses	12,863,596	8,545,226

Net Loss from Operations	(1,348,477)	(313,721)

Other Income (Expense)
Gain on debt settlement	10,000	1,432,707
Realized Gain on Securities	76,507	–
Other income	521,141	89,344
Interest Expense	(158,210)	(329,082)
Total Other Income (Expense), net	449,438	1,192,969

Minority Interest in Consolidated Subsidiary Company	–	–
Net Income/(Loss) from Continuing Operations	$(899,039)	$879,248
Discontinued Operations
Loss from operations of discontinued component
(including loss on disposal of $0)	–	(488,354)
Loss on Discontinued Operations	–	(488,354)
Net Income/(Loss)	$(899,039)	$390,894
Net Income/(Loss) Per Share - Basic and Diluted
Income/(Loss) from continuing operations	$–	$–
Income/(Loss) from discontinued operations	$–	$–
Net Income/(Loss) Per Share - Basic and Diluted	$–	$–
Weighted average number of shares outstanding
during the period - basic and diluted	569,587,890	549,819,123

See accompanying notes to consolidated financial statements

Pacer Health Corporation
Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
Years Ended December 31, 2005 and 2004

	Preferred Stock Series A		Common Stock		Common Stock Issuable		Paid-in Capital	Accumulated Deficit	Deferred Loan Costs	Deferred Compensation	Total
	Shares	Amount	Shares	Amount	Shares	Amount

Balance December 31, 2003	1	–	190,507,135	$19,051	3,000,000	$(135,000)	$1,101,070	$(1,775,928)	$(390,000)	–	$(1,180,807)

Cancellation of collateral			3,000,000		(3,000,000)	135,000	(135,000)				–

Stock issued in connection with legal settlements	–	–	2,000,000	200			41,800				42,000

Stock issued as payment for placement agent fee	–	–	476,190	48	–	–	(48)				–

Conversion of Preferred Stock to Common Stock	(1)	–	318,822,903	31,882			(31,882)				–

Stock issued to settle note payable	–	–	25,000	2			498				500

Stock issued to employees in connection with employment agreements	–	–	4,040,000	404			59,996				60,400

Deferred compensation related to issuance of stock to employees							19,527			(19,527)	–

Stock issued for consulting services	–	–	851,000	85			16,965				17,050

Stock issued to acquire South Cameron Memorial Hospital	–	–	50,000,000	5,000			1,095,000				1,100,000

Stock issued for finders fees	–	–	1,000,000	100			28,900				29,000

Beneficial Conversion Feature	–	–	–	–			83,558				83,558

Fair value of beneficial conversion feature due to extinguishment	–	–	–	–			(149,748)				(149,748)

Settlement of compensation debenture due to extinguishment	–	–	–	–					390,000		390,000

Net Income								390,896			390,896

Balance December 31, 2004	–	–	570,722,228	56,772	–	–	2,130,636	(1,385,032)	–	(19,527)	782,849

Other adjustment				300			(48)				252

Stock issued to employees in connection with employment agreements			3,000,000	300			48,220			(48,520)	–

Stock issued for rent	–	–	112,350	11			2,236				2,247

Stock issued for consulting services	–	–	1,225,000	123			28,235				28,358

Stock issued for directors fees			466,668	47			7,953				8,000

Amortization of deferred compensation	–	–	–	–			41,479			8,047	49,526

Cancellation of shares per settlement agreement	–	–	(2,500,000)	(250)			–			–	(250)

Membership Interest Contribution	–	–	–	–			(110,289)				(110,289)

Net Loss								(899,039)			(899,039)

Balance December 31, 2005	–	–	573,026,246	$57,302	–	$–	$2,148,422	$(2,284,071)	$–	$(60,000)	$(138,347)

See accompanying notes to consolidated financial statements

F–4

Pacer Health Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004
Cash Flows from Operating Activities:
Net Income/(Loss)	$(899,039)	$390,894
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Amortization of debt discount to interest expense	–	73,846
Amortization of debt issue costs	–	25,616
Amortization of equity line commitment fee	–	390,000
Bad debt expense	1,923,238	1,505,836
Recovery of bad debt expense on management fees	(205,476)	–
Gain on natural disaster	(521,141)
Depreciation	170,021	16,040
Gain on debt settlement	(10,000)	(1,432,707)
Realized Gain on Securities	(76,507)	–
Amortization of stock based expenses	49,528	–
Stock issued for services	38,605	114,450
Stock issued for legal settlement	–	42,000
Impairment of goodwill in connection	–	545,024
with discontinued operations
Recognition of beneficial conversion feature		75,558
into interest expense
Changes in operating assets and liabilities:
(Increase) decrease in:
Patient receivables	(1,269,655)	(1,411,560)
Management fee receivable, net	174,480	–
Other receivables	7	(525,000)
Supplies Inventory	(122,037)	–
Prepaids and other current assets	117,206	88,890
Increase (decrease) in:
Accounts payable	292,263	347,089
Settlements payable	(517,757)	153,257
Accrued interest payable	(15,857)	24,226
Accrued wages payable	230,991	110,395
Accrued expenses	(119,369)	118,651
Accrued rent	2,247	–
Accrued professional fees	(140,896)	110,346
Escrow	575,000
Medicare payable	623,382	(80,727)
Other current liabilities	4,913	–
Net Cash Provided by Operating Activities	304,147	682,124

Cash Flows from Investing Activities:
Acquisition of equipment	(111,903)	(74,082)
Disaster related insurance proceeds	795,608	–
Proceeds from sale of trading securities	76,507	–
Acquisition of cash (overdraft)	586,915	(82,439)
Deposit for equipment purchase		(149,760)
Purchase Price Allocation Adjustments	(804,306)	–
Land Purchase	(5,908)	–
Net Cash Provided by/(Used in) in Investing Activities	536,913	(306,281)

Pacer Health Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(continued)

Cash Flows from Financing Activities:
Proceeds from loan payable - related party	260,000	270,000
Repayments of loan payable - related party	(516,000)	(63,441)
Proceeds from issuance of convertible debenture	-	112,500
Repayment of convertible debenture pursuant to settlement agreement		(150,000)
Repayments of loans payable	(89,628)	-
Repayments of capitalized lease obligations	(36,774)	-
Minority interest capital contribution	109,800	-
Repayments of note payable	(143,760)	50,000
Proceeds from note payable	75,000	-
Proceeds from advances	-	303,500
Repayment of advances	(303,500)	-
Net Cash Provided by/(Used in) Financing Activities	(644,862)	522,559

Net Increase/(Decrease) in Cash	196,198	898,402

Cash, Beginning of Period	$1,023,027	$124,625

Cash, End of Period	$1,219,225	$1,023,027

Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Interest	$155,210	$326,082

Taxes	$-	$-

Supplemental Disclosure of Non Cash Investing and Financing Activities:
Reclassification of deposit to purchase equipment	$149,760	$-

Common stock issued for acquisition of Cameron (50,000,000 shares)	$-	$1,100,000

Common stock issued to settle note payable (25,000 shares)	$-	$500

See accompanying note to consolidated financial statements

Pacer Health Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2005	2004
Supplemental Disclosure of Cash Flow Information
Extinguishment and settlement of outstanding convertible debentures, related accrued interest, accrued liquidated damages, unamortized portion of debt discount and unamortized portion of debt issue costs	$991,726	$–

Acquisition of Minnie G. Boswell Memorial Hospital:
Cash	460,188	–
Patient receivables	1,168,756	–
Other receivables	28,587	–
Prepaid insurance	102,372	–
Inventory	262,685	–
Property, plant and equipment	902,345	–
Accounts payable	(220,180)	–
Settlements payable	(250,000)	–
Accrued wages	(243,772)	–
Accrued professional fees	(30,550)	–
Accrued expenses	(290,313)	–
Medicare payable	(693,871)	–
Notes payable	(84,887)	–
Other liabilities	(2,684)	–
Purchase price	$1,108,676	$–

Acquisition of Southpark Community Hospital:
Cash	126,726-	–
Patient receivables	1,390,059	–
Deposits	14,066	–
Prepaid insurance	128,290	–
Inventory	120,000	–
Property, plant and equipment	16,032,505	–
Accounts payable	(2,239,306)	–
Accrued wages	(50,132)	-
Notes payable	(50,892)	–
Investors notes payable	(1,100,000)	–
Capitalized lease obligations	(2,088,247)	–
Line of credit	(2,500,000)	–
Construction loans	(11,583,293)	–
Noncontrolling interest	720,090	–
Goodwill	1,580,134
Purchase price	$500,000	$–

See accompanying notes to consolidated financial statements

Pacer Health Corporation and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2005

Note 1   Nature of Operations and Summary of Significant Accounting Policies

(A) Nature of Operations

Pacer Health Corporation (“Pacer”), a Florida corporation, has ten subsidiaries:

•	Pacer Health Services, Inc. (a Florida corporation formed on May 5, 2003),

•	Pacer Health Management Corporation (a Louisiana Corporation formed on February 1, 2004),

•	Pacer Holdings of Louisiana, Inc. (a Florida corporation formed on March 3, 2004),

•	Pacer Holdings of Georgia, Inc. (a Florida corporation formed on June 26, 2004),

•	Pacer Health Management Corporation of Georgia (a Georgia corporation formed on June 28, 2004),

•	Pacer Holdings of Arkansas, Inc. (a Florida corporation formed on October 26, 2004),

•	Pacer Health Management of Florida LLC (an Florida limited liability company formed on December 19, 2005),

•	Pacer Holdings of Lafayette, Inc. (a Louisiana corporation formed on November 28, 2005),

•	Pacer Holdings Of Kentuckey, Inc. ( A Florida Corporation formed on March 8, 2006), and

•	Pacer Health Management Corporation of Kentuckey ( A Kentuckey Corporation formed on March 20, 2006).

On December 6, 2005, our wholly-owned subsidiary, Pacer Health Holdings of Lafayette, Inc. (“Pacer Sub”) acquired a majority interest in Southpark Community Hospital, L.L.C. (“Southpark”)  Pacer Sub received a sixty percent equity position in Southpark and the remaining investors of Southpark reduced their equity position to forty percent in consideration for an infusion amount up to $2,500,000, the exact amount to be reasonably determined by Pacer Sub as necessary to sustain the operations of Southpark. Pacer Sub also assumed a prorated share of the outstanding liabilities and also assumed the position of guarantor, equal to its percentage of ownership, on all notes. Pacer Sub has also agreed to reimburse certain investors who made principal and interest payments on certain third party loans on behalf of Southpark. (See Note 3)

On September 1, 2005, our wholly-owned subsidiary, Pacer Health Management Corporation of Georgia, completed its asset purchase agreement with the Greene County Hospital Authority to acquire certain assets and assume certain liabilities used in the operation of Minnie G. Boswell Memorial Hospital. The total purchase amount was $1,108,676. (See Note 3)

On October 12, 2004, the Company sold AAA Medical Center, Inc. (“AAA”) a medical treatment center to an unrelated third party. (See Note 17)

On March 22, 2004, the Company entered into an asset purchase agreement with Camelot Specialty Hospital of Cameron, LLC (“Cameron”). Under the terms of the asset purchase, the Company acquired the business and certain assets and assumed certain liabilities of Cameron. As consideration for the acquisition, the Company issued 50,000,000 shares of its common stock having a fair value of $1,100,000. (See Note 3)

On June 26, 2003, Pacer Health Services, Inc. was acquired by Pacer (f/k/a INFe, Inc.) in a transaction accounted for as a recapitalization of Pacer Health Services, Inc. For accounting purposes, Pacer Health Services, Inc. was the acquirer because the former stockholders of Pacer Health Services, Inc. received the larger portion of the common stockholder interests and voting rights in the combined enterprise when compared to the common stockholder interests and voting rights retained by the pre-merger stockholders of Pacer (f/k/a INFe, Inc.). As a result, Pacer Health Services, Inc. is re-capitalized to reflect the authorized stock of the legal parent, Pacer (f/k/a INFe, Inc.). Since Pacer Health Services, Inc. was the acquirer, for accounting purposes, Pacer’s November fiscal year end was changed to Pacer Health Services, Inc.’s December 31, fiscal year end.

Pacer along with its subsidiaries (collectively, the “Company”) began its activities in May 2003. The Company acquires financially distressed hospitals. The Company currently owns and operates a non-urban hospital in Cameron, Louisiana; a non-urban health clinic in Grand Lakes, Louisiana; a geriatric psychiatric center in Lake Charles, Louisiana; a non-urban hospital in Greensboro, Georgia; a skilled nursing facility in Greensboro, Georgia; and an urban hospital in Lafayette, Louisiana. The Company is attempting to build a regional network of hospitals designed to provide healthcare services to various individuals.

(B) Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of Pacer Health Corporation and its subsidiaries. The Company operates in a single industry segment, healthcare. The Company owns and operates urban and non-urban hospitals, rural health clinics and skilled nursing facilities. All intercompany accounts and transactions have been eliminated in consolidation.

At December 31, 2005, the Company had a working capital deficit of $4,691,866. In 2005, the Company had a net loss of $899,039 and a positive cash flow from operations of $304,147. This loss is primarily the result of our acquisition of Southpark. On December 6, 2005, we acquired a 60% interest in Southpark Community Hospital LLC. During the month of December, Southpark Community Hospital LLC incurred a loss of $640,403. As a result of the value of the minority interest being $0, we are required to allocate the entire loss of $640,403 to our consolidated statement of operations instead of 60% of the stated loss. The loss is primarily attributable to the inherited cost structure of Southpark Community Hospital LLC and the low revenues generated prior to the Company’s acquisition. The Company began to effectuate its turnaround and restructuring plan shortly after its acquisition of its membership interest. The implementation of the turnaround and restructuring plan is expected to last through the first quarter of 2006. As a result, the Company expects Southpark Community Hospital LLC to have losses until at least the end of first quarter of 2006. Accordingly, management has mitigated future losses and does not believe that substantial doubt exists about the Company’s ability to continue as a going concern.

(C) Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions about the future outcome of current transactions, which may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of these financial statements.

Significant estimates in 2005 and 2004 include contractual allowances on revenues and related patients receivable, bad debt allowance on patients receivable, bad debt allowance on other receivables, valuation of assets acquired and liabilities assumed in acquisitions, valuation and related impairments of goodwill, and other long-lived assets and an estimate of the deferred tax asset valuation allowance.

(E) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(F) Property and Equipment

Property and equipment are stated at cost. Equipment, major renewals and improvements greater than $5,000 are capitalized; maintenance and repairs are charged to expense as incurred. Gain or loss on disposition of property is recorded at the time of disposition.

Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally 40 years for buildings, 3 to 10 years for furniture, fixtures, and equipment and 3 to 5 years for vehicles, computer hardware, software, and communication systems. Leasehold improvements are depreciated over the lesser of useful lives or lease terms including available option periods.

(G) Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the undiscounted future cash flows of the long-lived assets are less than the carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.

(H) Intangibles and Other Long-Lived Assets

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. Goodwill represents the excess of the cost of the Company’s acquired subsidiaries or assets over the fair value of their net assets at the date of acquisition. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, goodwill is no longer subject to amortization over its estimated useful life; rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test. During the year ended December 31, 2005 and 2004, the Company recognized and charged to operations an impairment charge of $0 and $545,024, respectively. The 2004 impairment charge is related to the discontinued operations and included in the statement of operations as a component of loss from discontinued operations. (See Note 17)

(I) Revenue Recognition and Patients Receivable

(i) Hospital Operations

In general, the Company follows the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, services have been rendered, or product delivery has occurred, the sales price to the patient is fixed or determinable, and collectability is reasonably assured. The Company also follows the industry specific revenue recognition criteria as delineated in the AICPA Audit and Accounting Guide “Health Care Organizations”.

The Company recognizes revenues in the period in which services are performed and billed to the patient or third party payor. Accounts receivable primarily consist of amounts due from third party payors and patients. Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third party payors such as health maintenance organizations, preferred provider organizations and other private insurers are generally less than the Company’s established billing rates. Accordingly, the revenues and accounts receivable reported in the Company’s consolidated financial statements are recorded at the amount expected to be received.

The Company derives a significant portion of its revenues from Medicare, Medicaid and other payors that receive discounts from our standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the Company’s consolidated statements of operations in the period of the change.

Management has recorded estimates for bad debt losses, which may be sustained in the collection of these receivables. Although estimates with respect to realization of the receivables are based on Management’s knowledge of current events, the Company’s collection history, and actions it may undertake in the future, actual collections may ultimately differ substantially from these estimates. Receivables are written off when all legal actions have been exhausted. (See Note 4)

The Company participates in the Louisiana disproportionate share hospital (“DSH”) fund and the Georgia disproportionate share hospital fund (“ICTF”) related to uncompensated care provided to a disproportionate percentage of low-income and Medicaid patients. Upon meeting certain qualifications, our facilities in Louisiana and Georgia become eligible to receive additional reimbursement from the fund. The reimbursement amount is determined upon submission of uncompensated care data by all eligible hospitals. Once the reimbursement amount is determined, collectability is reasonably assured and the additional reimbursement is included as revenue under SEC Staff Accounting Bulleting 104.

(ii) Management Services

The Company recognizes management service fees as services are provided.

(J) Charity Care

The Company provides care to patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue. The amount of charges forgone for services and supplies furnished under the Company’s charity care aggregated approximately $600,075 and $213,722 in 2005 and 2004, respectively.

(K) Investments

The Company accounts for marketable securities according to the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments in securities are to be classified as either held-to-maturity, available-for-sale or trading.

Held-to-Maturity - Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the effective interest method. The Company has the ability and the intention to hold these investments to maturity and, accordingly, they are not adjusted for temporary declines in their fair value.

Available-for-Sale - Investments in debt and equity securities classified as available-for-sale are stated at fair value. Unrealized gains and losses are recognized (net of tax effect) as a separate component of stockholders' equity.

Trading - Investments in debt and equity securities classified as trading are stated at fair value. Realized and unrealized gains and losses for trading securities are included in income.

Realized gains and losses on the sale of securities are determined using the specific identification method.

(L) Stock Based Compensation

The Company accounts for stock based compensation under the provisions of SFAS No. 123, “Accounting for Stock Based Compensation”. For stock and options issued to employees, and for transactions with non-employees in which services were performed in exchange for the Company’s common stock, the transactions are recorded on the basis of fair value of the services received or the fair value of the equity instruments issued, whichever was more readily measurable.

In December 2002, SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, was issued. This pronouncement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, and provides guidance to companies that wish to voluntarily change to the fair value based method of accounting for stock-based employee compensation, among other provisions. The Company accounts for its employee stock based compensation under the fair value based method provisions of SFAS No. 123. During the years ended December 31, 2005 and 2004, there were no grants of stock options to either employees or non-employees.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123R, “Share-Based Payment,” a revision of SFAS 123. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding its interpretation of SFAS 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the revised statement, we have recognized the expense attributable to restricted stock granted or vested on the basis of fair value of the services received or the fair value of the equity instruments issued, whichever was more readily measurable.

For stock directly issued to employees for services, a compensation charge is recorded against earnings over the service period measured at the date of grant based on the fair value of the stock award.

(M) Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per common share (“Basic EPS”) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income(loss) per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such as convertible notes, were exercised or converted into common stock. There is no calculation of fully diluted earnings per share for the years ended December 31, 2005 or 2004 as discussed below.

At December 31, 2004 there were 950,000 common stock warrants outstanding. There was no incremental share effect of these warrants on diluted EPS for the year ended December 31, 2004 under the treasury method as the exercise price exceeded the average trading price during the year ended December 31, 2005.

At December 31, 2004, there were 3,000,000 shares previously issued as collateral that were considered not issued or outstanding for EPS purposes and accordingly not included in the computation of basic and diluted EPS in 2004. Upon a settlement agreement reached with an unrelated third party, the Company issued 500,000 shares at December 31, 2004. The remaining 2,500,000 shares were cancelled on August 30, 2005 upon satisfaction of the settlement payable.

At December 31, 2005, there were warrants for 950,000 shares of common stock, which may dilute future earnings per share. There is no incremental effect of these warrants on diluted net loss per share in 2005 due to the Company’s net loss in 2005.

Additionally, pursuant to the terms of certain employment agreements for three individuals who have received restricted stock awards, the vesting date for shares issued is one year subsequent to the receipt of said shares. The employee must provide services for one year in order to be fully vested in their stock award. As a result, the Company has only included those shares that have been issued and correspond to the employee’s current service period. As such, these shares are not included in basic earnings per share until they become fully vested. The Company follows financial accounting as set forth in SFAS No. 123 for cliff vesting when recording the charges for services provided.

(N) Advertising

In accordance with Accounting Standards Executive Committee Statement of Position 93-7, (“SOP 93-7”) costs incurred for producing and communicating advertising of the Company, are charged to operations as incurred. Advertising expense for the years ended December 31, 2005 and 2004 were $5,907 and $2,418, respectively.

(O) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

(P) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including patient receivables and current liabilities approximate fair value due to the relatively short period to maturity for these instruments.

(Q) Concentrations

Bank Deposit Accounts:

The Company maintains its cash in bank deposit accounts, which, at times exceed federally insured limits. As of December 31, 2005, the Company had deposits of $819,225 in excess of federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2005.

Geographic Concentrations:

The Company’s operations are concentrated in specific medical facilities in Louisiana and Georgia. (See Note 1(A)). Geographic concentration risks may include natural disasters. The Company incurred disaster loss and interruption of operations, as a result of Hurricane Wilma in late 2005. (See Note 16).

(R) New Accounting Standards

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. This Standard retained accounting guidance related to changes in estimates, changes in a reporting entity and error corrections. However, changes in accounting principles must be accounted for retrospectively by modifying the financial statements of prior periods unless it is impracticable to do so. Statement 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. We do not believe adoption of this Standard will have a material impact on our financial condition, results of operations or cash flows.

In October 2005, the FASB Staff issued Position No. FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period. This FSP indicates that rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense and not capitalized to the project. This FSP is applicable to reporting periods beginning after December 15, 2005. We do not believe this FSP will have a material impact on our financial condition, results of operations or cash flows.

(S) Reclassifications

Certain amounts for the year ended December 31, 2004 have been reclassified to conform to the presentation of the December 31, 2005 Financial Statements. The reclassifications had no effect on the net income for the year ended December 31, 2004.

Note 2  Principles of Consolidation

The consolidated financial statements include the accounts of Pacer and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Note 3  Acquisitions and Goodwill

On March 22, 2004 (the “Acquisition Date”), the Company entered into an Asset Purchase Agreement with Camelot Specialty Hospital of Cameron, LLC (“Cameron”). Under the terms of the Asset Purchase Agreement, the Company acquired the business and certain identifiable assets and assumed certain liabilities (see allocation below). At the Acquisition Date, Cameron was a provider of healthcare services with a primary focus on hospitals, psychiatric facilities, and medical centers. Cameron owns and operates a rural hospital, a rural health clinic, and a geriatric psychiatric center. The Company operates this hospital doing business as South Cameron Memorial Hospital.

The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the Acquisition Date, the purchase price was $1,100,000. The purchase price was paid with 50,000,000 shares of the Company’s common stock and valued at $.022 per share based on the average quoted trading price during the acquisition period. The purchase price initially exceeded the fair value of net assets acquired by $737,256. The excess has been applied to goodwill. The Company expects that the goodwill will not be deductible for income tax purposes. Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” goodwill has an indefinite life and accordingly will not be amortized but will be reviewed periodically for impairment. During the year ended December 31, 2004, the Company’s continued evaluation of the purchase price allocation revealed that an additional $479,062 in goodwill should be recorded primarily based on a revaluation of other receivables acquired and the Medicare liability assumed. Additionally, the Company reviewed the amount recorded to goodwill for Cameron and has determined that no impairment charge is required to be taken at December 31, 2005 and 2004.

The results of operations of South Cameron Memorial Hospital are included in the consolidated results of operations of the Company since the Acquisition Date.

The revised final allocation of the fair value of the assets acquired and liabilities assumed as of December 31, 2004 were as follows:

Patient accounts receivable, net	$962,502
Prepaids and deposits	90,165
Property and equipment, net	48,170
Goodwill	1,216,318
Cash overdraft	(82,439)
Medicare payable	(1,134,716)

Purchase price	$1,100,000

See Note 12(A) for related common stock issuance of 50,000,000 shares for acquisition.

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of Cameron had occurred at May 5, 2003 (inception):

	Period Ended
	Year ended December 31, 2004	May 5, 2003 (inception) to December 31, 2003
Net Revenues	$9,917,026	$7,311,244
Net (Loss) Income	$128,255	$(4,758)
Net (Loss) Income per Share – Basic	$(.00)	$(.00)
Net (Loss) Income per Share – Diluted	$(.00)	$(.00)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at May 5, 2003 (inception) and is not intended to be a projection of future results.

On September 1, 2005 (“Acquisition Date”), the Company completed its acquisition of Minnie G. Boswell Memorial Hospital (“MGBMH”). Under the terms of the acquisition agreement, the Company acquired the business and certain identifiable assets and assumed certain liabilities. At the Acquisition Date, MGBMH was a provider of healthcare services with a primary focus on hospitals and nursing homes. MGBMH owns and operates a non-urban hospital and nursing home. The Company will operate this hospital doing business as Minnie G. Boswell Memorial Hospital.

The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The purchase price of the facility was $1,108,676, including $108,676 in direct costs of the acquisition. In connection with the acquisition, the Company applied a receivable due to it from MGBMH of $1,086,807 and waived receipt of the additional $86,807 from the seller as a charge to management income.

The results of operations of MGBMH are included in the consolidated results of operations of the Company from the Acquisition Date.

The initial allocation of fair value of the assets acquired and liabilities assumed was done on September 1, 2005 and revised as of December 31, 2005 as follows:

Cash	$460,188
Accounts receivable, net	1,197,343
Supplies	262,685
Prepaid insurance	102,372
Fixed assets	948,495
Liabilities	(1,862,407)

Purchase Price	$1,108,676

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of MGBMH had occurred at January 1, 2004:

	Period Ended
	Year Ended December 31, 2005	Year Ended December 31, 2004
Net Revenues	$13,489,797	$15,830,151
Net (Loss) Income	$(2,625,618)	$(369,067)
Net (Loss) Income per Share – Basic	$(.00)	$(.00)
Net (Loss) Income per Share – Diluted	$(.00)	$(.00)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at January 1, 2004 and is not intended to be a projection of future results.

On December 6, 2005 (“Acquisition Date”), the Company completed its acquisition of Southpark Community Hospital (“SPCH”). Under the terms of the acquisition agreement, the Company received a sixty percent equity position in Southpark and the remaining investors of Southpark reduced their equity position to forty percent in consideration for an infusion amount up to $2,500,000, the exact amount to be reasonably determined by the Company as necessary to sustain the operations of Southpark. The Company also assumed a prorated share of the outstanding liabilities and also assumed the position of guarantor, equal to its percentage of ownership, on all notes. The Company has also agreed to reimburse certain investors who made principal and interest payments on certain third party loans on behalf of Southpark.

The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The purchase price of the facility was $500,000 as of December 31, 2005. Additional contributions in the future will increase the purchase price. The results of operations of SPCH are included in the consolidated results of operations of the Company from the Acquisition Date.

The initial allocation of fair value of the assets acquired and liabilities assumed which is subject to an allocation adjustment as allowed under SFAS 141 were as follows:

Cash	$126,726

Accounts receivable, net	1,390,059

Inventory	120,000
Prepaid insurance and other current assets	142,356
Fixed assets	16,032,505
Goodwill	2,300,224
Liabilities	(19,611,870)
Purchase Price	$500,000

Goodwill (see adjustment below to acquired Goodwill relating to minority interest)	2,300,224
Minority interest portion of Goodwill charged to Additional Paid-In Capital	(720,090)
Goodwill recorded	$1,580,134

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of SPCH had occurred at January 1, 2004:

	Period Ended
	Year Ended December 31, 2005	Year Ended December 31, 2004
Net Revenues	$1,751,442	$0

Net (Loss) Income	$(3,521,542)	$(13,140)

Net (Loss) Income per Share – Basic	$(.00)	$(.00)

Net (Loss) Income per Share – Diluted	$(.00)	$(.00)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at January 1, 2004 and is not intended to be a projection of future results.

Note 4 Patient Accounts Receivable, Allowance for Contractuals, and Allowance for Doubtful Accounts

Patient Accounts Receivable at December 31, 2005 is as follows:

Patient accounts receivable	$11,194,197

Less: Allowance for contractual discounts	(3,746,076)

Less: Allowance for doubtful accounts	(4,402,894)
Patient Accounts Receivable, net	$3,045,227

The Company derives a significant portion of its revenues from Medicare, Medicaid and other payers that receive discounts from our standard charges. The Company must estimate the total amount of these discounts to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. These interpretations sometimes result in payments that differ from the Company’s estimates. Additionally, updated regulations and contract renegotiations occur frequently, necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect revenues reported in the period in which the change in estimate occurred.

During the years ended December 31, 2005 and 2004, the Company recorded bad debt expense relating to its patient receivables of $1,849,012 and $1,505,836, respectively. The Company establishes an allowance for doubtful accounts to reduce the carrying value of patient receivables to their estimated net realizable value. The primary uncertainty of such allowances lies with uninsured patient receivables and deductibles, co-payments or other amounts due from individual patients.

Note 5 Investments

During April 2005, the Company received 400,000 shares of a public company as a result of a legal settlement occurring in 2004. Management has elected to treat these securities as trading pursuant to the rules of SFAS No. 115. The Company recorded these shares as having a $0 cost basis due to the stock not trading at time of settlement in 2004. Additionally, there was no alternative method to determine the fair value of the securities.

As of December 31, 2005, the Company sold all remaining shares. During the year ended December 31, 2005, the Company received proceeds of $76,507 from the sale of securities. Due to a $0 cost basis, the Company recorded a realized gain on sale of trading securities of $76,507.

Unrealized gains and losses are recognized as a component of other income. The fair value of trading securities is based on the quoted closing trading price of the stock as of the last day of the fiscal period. Unrealized gains and losses become recognized gains and losses upon the sale of securities.

Note 6 Property, Plant and Equipment, net

Property, plant and equipment at December 31, 2005 is as follows:

Land	$445,239

Building and improvements	11,068,352

Equipment	5,393,492

Furniture & Fixtures	142,853

Less: accumulated depreciation	(127,244)
Property and Equipment, net	$16,922,692

The Company recorded a gain of $521,141 on the disposal of assets related to a natural disaster (See Note 16 - Natural Disaster). The Company maintained insurance on the assets. The assets were deemed a total loss by the insurer. Accordingly, the Company received insurance recoveries for the assets.

Depreciation expense for the years ended December 31, 2005 and 2004 was $170,021 and $16,040, respectively.

Note 7 Loan Payable-Related Party

In January 2005, the Company repaid a note payable having a principal balance of $250,000, plus an additional $18,000 of accrued interest, to a company, of which the President and Chief Executive Officer is the principal shareholder. The total repayment to the affiliated entity was $268,000 (See Note 13).

During the years ended December 31, 2005 and 2004, the Company received funds of $260,000 and $369,430 from a related party who is the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company. Up until November 2005, these advances received bear interest at eight percent (8%), are unsecured and due twenty-four (24) months from date of receipt. Funds received from the related party after November 2005 bear a flat interest rate of three percent (3%) and have no due date. During the years ended December 31, 2005 and 2004, the Company repaid $516,000 and $96,901 of the outstanding amount. At December 31, 2005, the Company had reflected total loans payable to this individual of $16,029 and related accrued interest of $8,369.

Note 8 Notes, Loans and Capital Lease Obligations Payable

On December 31, 2005, the Company had the following outstanding notes and loans payable:

Note payable dated April 29, 2005, original principal of $50,000, originally due September 29, 2005, extended indefinitely. Monthly finance charges at 3.0% (arrears rate of 3.45%) compounded and payable monthly until principal amount is paid.	$50,000
Financing loan (insurance) – original principal of $104,733, original term 12 months, interest rate 29.5%	40,123
Notes from Minority Interest Investors – original principal of $1,100,000	1,100,000
Construction loan (building) – original principal of $8,640,000, original term 120 months, annual interest rate 7.59%	8,591,684
Construction loan (equipment) – original principal of $ 2,984,345, original term 60 months, annual interest rate 7.59%	2,901,981
Revolving line of credit – original principal of $2,500,000, variable interest rate with initial rate at 7.75%	2,500,000
Various capital leases (medical equipment) – original principal of $2,426,214, original term 60 months, annual interest rate 7.59%.	2,040,625
Various capital leases (minor equipment) – original principal of $14,611, various interest rates	10,849
Note payable dated July 31, 1994, original principal of $37,150, annual interest rate of 6.941%, originally due July 15, 2011.	17,368
Insurance Note Payable dated April 1, 2005, original principal of $104,422, maturity dated March 31, 2006, annual percentage rate of 29.5%.	9,527

Total Notes Payable	$17,262,157
Current Portion	(2,797,244)
Long Term Portion	$14,464,913

On January 20, 2005, the Company repaid a note payable to an unrelated third party for the principal amount of $50,000, plus accrued interest of $3,000. The total repayment amount was $53,000.

Note 9 Advances Payable

Minnie G. Boswell Memorial Hospital (“MGBMH”) is a participant in the Indigent Care Trust Fund (“ICTF”) in the State of Georgia, which administers the disproportionate share hospital payments (“DSH”). MGBMH is required to make an intergovernmental transfer approximately equal to the value of the previous year’s uncompensated care as a match to draw down federal DSH dollars. The amount MGBMH was required to transfer in December of 2004 was approximately $950,000. Prior to the acquisition, MGBMH remitted to the Company funds of which $244,000 was allocated for the intergovernmental transfer. The Company anticipated providing the remaining balance of approximately $700,000 for the intergovernmental transfer due on behalf of MGBMH. Prior to the remittance coming due, the State of Georgia amended the disproportionate share amount on an interim basis pending an audit of designated hospitals. The amended disproportionate share amount was remitted to the State of Georgia in January 2005 and all proceeds thereof including the remitted amount were transferred by the State of Georgia to MGBMH. At August 31, 2005, the Company accrued $2,482 relating to certain advances received from MGBMH in excess of services billed for in connection with the interim services agreement.

As a result of the acquisition of MGBMH, the Company offset the amount due against its receivable which was the applied as consideration for the purchase price.

Note 10 Medicare Payable

Increases in the Medicare liabilities in 2005 resulted primarily from our submission of a cost report for the standalone period March 22, 2004 to December 31, 2004 and from our assumption of Medicare liabilities as a result of business acquisitions (see Note 3). Medicare liabilities result from Medicare audits or our submission of cost reports to Medicare. Medicare liabilities represent amounts due to Medicare as a result of excess cost reimbursements by Medicare (see Note 1(H)). The Company has current Medicare liabilities of $1,670,531 and long term Medicare liabilities of $700,711. The long term portion relates to two negotiated payment plans.

Note 11 Commitments and Contingencies

(A) Settlement Agreements

On January 14, 2005, the Company entered into a settlement agreement with a former auditor of INFe, Inc. (“INFe”), the company with which Pacer Health Services, Inc. completed a reverse merger (See Note 1). INFe was accused of failing to repay a promissory note in the amount of $55,000 which was issued to a former service provider. The terms of the settlement called for an immediate payment of $45,000, which the Company paid on February 20, 2005. The Company recognized a gain on debt settlement of $10,000 and has reflected the gain in the consolidated statement of operations.

In 2005, the Company paid $420,000 to Cornell Capital Partners, LP (“Cornell”) pursuant to the terms of the debt settlement agreement entered into during November 2004.

(B) Legal Matters

In connection with its acquisition of MGBMH, the Company has been named as a co-defendant, along with the Authority, in a lawsuit initiated by a former vendor. The allegations against the Authority are breach of contract. The lawsuit has not yet been resolved. The Company intends to vigorously assert all available defenses in connection with the lawsuit. However, an adverse resolution of the lawsuit could result in the payment of significant costs and damages which could have a material adverse effect on the Company’s results of operations, financial condition and cash flows.

From time to time we become subject to other proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to medical services provided and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

(C) Operating Lease

Total rent expense for continuing operations for the year ended December 31, 2005 was $559,269. During the year ended December 31, 2004, the Company recognized rent expense of $512,527.

This includes rent expense for the medical equipment, corporate facility, rural hospital, and geriatric psychiatric center.

The following represent the expected future minimum lease payments:

Year Ending December 31:
2006	$668,379
2007	668,379
2008	668,379
2009	668,379
2010	668,379
$3,341,895

Note 12 Stockholders’ Deficiency

(A) Common Stock

On January 7, 2004, the Company issued 2,000,000 shares of its common stock at $.021 per share in connection with a settlement in order to terminate the services of a former consultant. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $42,000.

On January 7, 2004, the Company issued 476,190 shares of its common stock as a Placement Agent Fee, having a fair value of $10,000 based on the quoted trading price on the grant date. The shares were treated as an offering cost and accordingly, the $10,000 was charged to additional paid-in capital.

On January 8, 2004, the Company’s President, Chief Executive Officer, and principal stockholder converted one share of preferred stock for 318,822,903 shares of common stock. The conversion was accounted for at par. The Company debited additional paid-in capital and credited common stock for $31,882.

On January 27, 2004, the Company issued 1,600,000 shares of previously issuable common stock. These shares were presented as issued at December 31, 2003.

On January 28, 2004, the Company issued 25,000 shares of its common stock valued at $.02 per share, based on the quoted trade price on the settlement date, to satisfy an outstanding note payable totaling $500. Accordingly, there was no gain or loss on the exchange.

On February 4, 2004, the Company issued 2,000,000 shares of its common stock to its Vice President of Finance at $.02 per share in connection with an employment agreement. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $40,000 which was expensed.

On February 9, 2004, the Company issued 50,000 shares of its common stock to a consultant at $.025 per share in connection with a consulting agreement. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $1,250 which was expensed.

On February 10, 2004, the Company issued 50,000,000 shares of its common stock in connection with the acquisition of net assets at $.022 per share. The actual acquisition closed on March 22, 2004.. The shares were valued based on the average quoted trading price of the Company’s common stock during the acquisition period and had a fair value of $1,100,000.

On February 23, 2004, the Company issued 1,000,000 shares of its common stock in connection with the acquisition of net assets at $.029 per share. The shares were paid to a consultant who assisted in finding Cameron as an acquisition candidate. The actual acquisition closed on March 22, 2004. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $29,000 which was expensed.

On March 29, 2004, the Company entered into a six-month consulting agreement with an individual to provide general business services. The individual was entitled to an advance payment of 600,000 shares valued at $.018 per share. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $10,800. At December 31, 2004 the Company had expensed $10,800.

On June 7, 2004, the Company issued an aggregate 200,000 shares of its common stock to two separate individuals for web development services rendered. The shares were valued at $.025 per share based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $5,000 which was expensed.

On July 5,, 2004, the Company issued 2,000,000 shares of its common stock to its Chief Financial Officer at $.015 per share in connection with an employment agreement. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $30,000 which was expensed.

On August 12, 2004, the Company issued 40,000 shares of its common stock to its Director of Corporate Operations at $.044 per share in connection with an employment agreement originally entered into on August 12, 2003. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $1,760 which was expensed.

On March 8, 2005, the Company issued 5,000,000 shares of common stock at $0.007 having a fair value of $35,000 as a bonus to our then Vice-President of Finance. The bonus amount is in excess of the amount provided for in the employment contract and was issued at the discretion of the Company. The common shares were subsequently forfeited as a result of the termination of the employment contract. These shares have been cancelled. The Company also issued 3,000,000 shares of common stock pursuant to the employment contract that were also subsequently forfeited. At December 31, 2005, for financial accounting purposes, there has been no impact on the consolidated financial statements for the issuance and forfeiture of the 8,000,000 common shares. On July 21, 2005, the Company entered into a settlement agreement to cancel the remaining 2,000,000 shares of common stock issued in February 2004. The Company is still in the final process of retrieving and canceling these shares and no accounting will be recorded for the return until the Company is successful at retrieving the shares.

On May 20, 2005, at the request of the related party Director, the Company issued 112,350 shares of common stock to a related party (Board Director) at $0.02 per share for the rental of the corporate facilities, in lieu of the monthly cash payments. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $2,247 which was expensed.

On June 6, 2005, the Company issued 100,000 shares of common stock to our Vice-President of Operations at $0.029 per share in connection with a consulting agreement. The shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date and had a fair value of $2,900 which was expensed. These shares were issued for the period May 2005.

On June 15, 2005, the Company issued 525,000 shares of common stock to a consultant at $0.0283 per share for services rendered. The shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date and had a fair value of $14,858 which was expensed.

On July 6, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period June 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.026 per share and had a fair value of $2,600 which was expensed in June 2005.

On July 6, 2005, the Company issued 3,000,000 shares of common stock to its Chief Financial Officer in accordance with an employment agreement. The shares were valued at $0.015 per share based on the quoted trading price of the Company’s common stock on the grant date in 2004 and recorded as part of deferred compensation. The expense has been and continues to be charged to operations over the service period.

On August 11, 2005, the Company issued to its four independent Directors 50,000 shares each of its common stock in lieu of payment of the Director’s fees. The shares were valued at $0.02 per share based on the quoted closing trading price of the Company’s common stock on the grant date and had a total fair value of $4,000 which was expensed.

On August 22, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period July 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.020 per share and had a fair value of $2,000 which was expensed.

In September 2005, the Company granted 10,000,000 common shares of common stock to our Director of Corporate Operations under a new employment agreement. The shares are valued at $190,000 based on the $0.019 per share quoted trade price on the grant date which is being recognized over the three year service period. The first 3,000,000 were issued and vested on November 15, 2005 and 2,000,000, 2,000,000, and 3,000,000 will be issued and vest at the first, second and third anniversary of the date of the employment agreement, respectively.

On November 10, 2005, the Company issued to its four independent Directors 66,667 shares each of its common stock in lieu of payment of the Director’s fees. The shares were valued at $0.015 per share based on the quoted closing trading price of the Company’s common stock on the grant date and had a total fair value of $4,000 which was expensed.

On November 14, 2005, the Company issued an additional 300,000 shares of common stock to our Vice-President of Operations for services rendered during the period August, September and October 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.015 per share and had a fair value of $4,500 which was expensed.

On December 14, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period November 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.015 per share and had a fair value of $1,500 which was expensed.

(B) Common Stock Warrants

On June 20, 2002, the predecessor to the Company had issued 950,000 stock warrants to various consultants in exchange for their services. These warrants have a strike price of $.50 per share. All of the warrants expire over a five-year period. No warrants were granted during the periods ended December 31, 2005 and 2004.

These warrants were not cancelled as a result of the recapitalization transaction with Pacer and thus are considered deemed issuance of options as part of the recapitalization with no net accounting effect.

Note 13 Related Party Transactions

On January 1, 2004, the Company entered into an employment agreement with its President and principal stockholder.

On January 8, 2004, the Company’s President and principal stockholder converted one share of preferred stock to 318,822,903 shares of common stock.

On February 1, 2004, the Company entered into an employment agreement with an individual to serve as its Vice President of Finance.

On July 5, 2004, the Company entered into an employment agreement with its Chief Financial Officer.

During the year ended December 31, 2004, the Company received funds of $270,000 and repaid $63,441 to a related party who is the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company.

During the year ended December 31, 2004, the Company purchased advertising and marketing services from a company in which the former owner of AAA is a shareholder. For the year ended December 31, 2004, the Company incurred and paid $9,130 of advertising services from this company, which has been included as a component of discontinued operations.

During the year ended December 31, 2005 and 2004, we incurred rent expense for corporate office space totaling $26,964 and $25,680 respectively. The monthly amount of $2,247 and $2,140, respectively, is due and payable to our landlord who is a related party of a director of the Company. The terms of this lease are month to month.

During the year ended December 31, 2004, the Company received funds of $20,000 and repaid for prior loans $63,441 to a related party who is the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company. The advances received bear interest at 8%, are unsecured and due on demand. The Company received and executed a note payable for $250,000 from a Company, of which the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company is the principal shareholder. The note bears no interest but carries a finance charge of 7.2% of the borrowed balance. The Company has accrued $18,000 in finance charges related to this note. The total balance due to this related party for all funds provided at December 31, 2004 was $272,029 and related accrued interest and finance charges was $21,226.  In January 2005, $268,000 was repaid to the affiliated company.

In January 2005, the Company repaid a note payable having a principal balance of $250,000, plus an additional $18,000 of accrued interest, to a company, of which the President and Chief Executive Officer is the principal shareholder. The total repayment to the affiliated entity was $268,000 (See Note 7).

During the years ended December 31, 2005 and 2004, the Company received funds of $260,000 and $369,430 from a related party who is the President, Chief Executive Officer, Chairman of the Board of Directors and principal stockholder of the Company. Up until November 2005, these advances received bear interest at eight percent (8%), are unsecured and due twenty-four (24) months from date of receipt. Funds received from the related party after November 2005 bear a flat interest rate of three percent (3%) and have no due date. During the years ended December 31, 2005 and 2004, the Company repaid $516,000 and $96,901 of the outstanding amount. At December 31, 2005, the Company had reflected total loans payable to this individual of $16,029 and related accrued interest of $8,369.

On May 20, 2005, at the request of the related party Director, the Company issued 112,350 shares of common stock to a related party (Board Director) at $0.02 per share for the rental of the corporate facilities, in lieu of the monthly cash payments. The shares were valued based on the quoted trading price of the Company’s common stock on the grant date and had a fair value of $2,247 which was expensed.

On June 6, 2005, the Company issued 100,000 shares of common stock to our Vice-President of Operations at $0.029 per share in connection with a consulting agreement. The shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date and had a fair value of $2,900 which was expensed. These shares were issued for the period May 2005.

On July 6, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period June 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.026 per share and had a fair value of $2,600 which was expensed in June 2005.

On July 6, 2005, the Company issued 3,000,000 shares of common stock to its Chief Financial Officer in accordance with an employment agreement. The shares were valued at $0.015 per share based on the quoted trading price of the Company’s common stock on the grant date in 2004 and recorded as part of deferred compensation. The expense has been and continues to be charged to operations over the service period.

On August 11, 2005, the Company issued to its four independent Directors 50,000 shares each of its common stock in lieu of payment of the Director’s fees. The shares were valued at $0.02 per share based on the quoted closing trading price of the Company’s common stock on the grant date and had a total fair value of $4,000 which was expensed.

On August 22, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period July 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.020 per share and had a fair value of $2,000 which was expensed.

In September 2005, the Company granted 10,000,000 common shares of common stock to our Director of Corporate Operations under a new employment agreement. The shares are valued at $190,000 based on the $0.019 per share quoted trade price on the grant date which is being recognized over the three year service period. The first 3,000,000 were issued and vested on November 15, 2005 and 2,000,000, 2,000,000, and 3,000,000 will be issued and vest at the first, second and third anniversary of the date of the employment agreement, respectively.

On September 15, 2005, MGBMH began incurring a rent expense for temporary dwelling for employees and contractors in the amount of $3,300 monthly payable to the landlord who is a related party of an officer the Company. The terms of this lease are month to month.

On November 10, 2005, the Company issued to its four independent Directors 66,667 shares each of its common stock in lieu of payment of the Director’s fees. The shares were valued at $0.015 per share based on the quoted closing trading price of the Company’s common stock on the grant date and had a total fair value of $4,000 which was expensed.

On November 14, 2005, the Company issued an additional 300,000 shares of common stock to our Vice-President of Operations for services rendered during the period August, September and October 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.015 per share and had a fair value of $4,500 which was expensed.

On December 14, 2005, the Company issued an additional 100,000 shares of common stock to our Vice-President of Operations for services rendered during the period November 2005. These shares were valued based on the quoted closing trading price of the Company’s common stock on the grant date which was $0.015 per share and had a fair value of $1,500 which was expensed.

Note 14 Income Taxes
There was no income tax expense for the years ended December 31, 2005 due to the Company’s net losses and in 2004 due to the Company’s utilization of net operating loss carryforwards.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2005 and 2004, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

	2005	2004
Computed “expected” tax expense (benefit)	$(305,673)	$147,623
State taxes net of Federal benefits	(32,635)	–
Other non-deductible items	96,539	–
Change in valuation allowance	241,769	(147,623)
	$–	$–

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2005 are as follows:

Deferred tax (assets)/liabilities:
Capitalized lease obligations	$172,885
Net operating loss carryforward	(476,531)
Total gross deferred tax assets	(303,646)
Less valuation allowance	303,646
Net deferred tax assets	$–

During the year ended December 31, 2005, the Company reported a net loss which will increase the net operating loss carryforward. As a result, the Company did not record a current tax expense and adjusted its deferred tax expense accordingly.

The Company has a net operating loss carryforward of approximately $1,266,360 available to offset future taxable income expiring 2025. In addition, the Company has net operating loss carryforwards from the pre-merger tax filings of INFe that the company does not expect to materially realize as a result of certain provisions of the tax law, specifically Internal Revenue Code Section 382, that limit the net operating loss carryforwards available for use in any given year in the event of a significant change in ownership interest. As such, the Company did not record any portion of the pre-merger INFe net operating loss carryforward.  Accordingly, all deferred tax assets created by net operating loss carryforwards are offset in their entirety by a deferred tax asset valuation allowance.

The valuation allowance at December 31, 2005 was $303,646. The net change in valuation allowance during the year ended December 31, 2005 was an increase of $241,769.

Note 15 Gain on Settlement of Debt

For the year ended December 31, 2004, the Company settled certain outstanding liabilities and realized a gain on debt settlement as follows:

Gain on Settlement of Preacquisition Liabilities	$1,079,851
Gain on Settlement of Outstanding Convertible Debentures	$352,856
Total Gain on Settlement	$1,432,707

In connection with the convertible debenture settled, the Company had recognized amortization of debt discount of $100,503, amortization of debt issued costs of $25,616 and amortization of equity line commitment fee of $390,000.

Note 16 Natural Disaster

On September 24, 2005, the Company suffered severe damage to our acute care hospital and health clinic in Cameron, Louisiana as a result of Hurricane Rita. The facilities and corresponding equipment have been deemed unsuitable for use in administering health care services. As a result, the Company recorded an impairment on fixed assets of $273,808. The property and equipment were insured and the Company received the proceeds of the policies from the insurance companies. The Company recognized a gain, net of impairment, of $521,141 from the insurance proceeds.

Note 17 Discontinued Operations

On October 12, 2004, the Company sold AAA to an unrelated third party. The results of AAA have been presented as discontinued operations for the year ended December 31, 2004. Pursuant to the terms of the sale, the Company sold all assets except for any patient accounts receivable existing as of the date of the sale. In connection with the sale, during the year ended December 31, 2004, the Company has recognized and charged to operations an impairment of goodwill totaling $545,024. The impairment of goodwill was necessary since the carrying cost exceeded the fair value of this intangible asset. The Company reports the results of AAA’s operations pursuant to SFAS 144; as such, the long-lived assets relating to the Company’s physical therapy operations are being classified and reported as discontinued operations.

Note 18 Subsequent Events

On February 8, 2006, the Company entered into an agreement with Knox County, Kentucky whereby the Company shall lease all of the assets of Knox County Hospital (“KCH”) for a total lease fee amount equal to $2,000,000. The Company has also agreed to: (a) operate KCH and fund any operational losses; (b) enter into a cooperative lease agreement to lease the Hospital and the real estate of the Hospital for a period of three years at a rate of $1,100,000 per year until June 30, 2007, and effective July 1, 2007 $1,500,000 per year, payable in equal monthly installments; (c) continue to provide similar clinical hospital services as currently provided by the KCH; and (d) ensure that indigent care is available to the population of Knox County, Kentucky. The lease agreement shall be renewable twice at the option of the Company and shall grant to the Company a purchase option. The purchase price shall be set at the current amount of bond debt as of the date of the execution of the lease agreement less any amount paid under the lease agreement with respect to the KCH purchase.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Pacer Health Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐	except the common stock offered by this prospectus;

☐	in any jurisdiction in which the offer or solicitation is not authorized;

☐	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

☐	to any person to whom it is unlawful to make the offer or solicitation; or

☐	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐	there have been no changes in the affairs of Pacer Health Corporation after the date of this prospectus; or

☐	the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

331,873,754 Shares of Common Stock

Pacer Health Corporation

______________, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Pacer from and against certain claims arising from or related to future acts or omissions as a director or officer of Pacer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Pacer pursuant to the foregoing, or otherwise, Pacer has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Pacer will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$1,062.00
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$16,438.00

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
833,334	10/29/03	E. Pantaleon	Price- $0.02 per share Director’s Fees

833,334	10/29/03	A. Jurado	Price- $0.02 per share Director’s Fees

1,000,000	10/30/03	T. Vidal	Price- $0.03 per share Consideration of Services

26,666,700	10/30/03	A. Mendes	Price- $0.03 per share Payment for Promissory note

50,000	12/2/03	J. Burgos	Price- $0.03 per share Consideration of Loan

50,000	12/2/03	A. Burgos	Price- $0.03 per share Consideration of Loan

300,000	12/23/03	C. Gomez	Price- $0.01 per share Payment For Promissory Note

700,000	12/23/03	C. Loro	Price- $0.01 per share Payment For Promissory Note

1,600,000	12/31/03	J. Dodrill	Price- $0.03 per share Payment For Settlement of Outstanding Liability

2,000,000	1/7/04	J. Scafidi	Price- $0.021 per share Settlement Agreement

476,190	1/7/04	Newbridge Securities Corporation	Price- $0.021 per share Placement Agent Fee

318,822,903	1/8/04	R. Gonzalez	Conversion of Preferred Stock

1,600,000	1/27/04	J. Dodrill	Price- $0.02 per share Settlement Agreement

25,000	1/28/04	V. Blanco	Price- $0.02 per share Satisfaction of Loan

2,000,000	2/4/04	D. Byrns	Price- $0.02 per share Employment Agreement

50,000	2/9/04	J. Stanger	Price- $0.025 per share Consulting Services

50,000,000	2/10/04	Butterworth Investments	Price- $0.022 per share Acquisition Agreement

1,000,000	2/23/04	J. Getter	Price- $0.029 per share Consulting Services

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
600,000	3/29/04	J. Stanger	Price- $0.018 per share Consulting Services

200,000	6/7/04	G. Williams, J. Peterson	Price- $0.025 per share Consulting Services

2,000,000	10/11/04	J. Chi	Price- $0.01 per share Employment Agreement

40,000	10/11/04	T. Vidal	Price- $0.01 per share Employment Agreement

8,000,000	3/8/05	D. Byrns	Price- $0.007 per share Employment Agreement

112,350	5/23/05	GEI Enterprises LLC	Price- $0.02 per rental agreement

100,000	6/8/05	M. Llano	Price- $0.03 per share Consulting Agreement

3,000,000	7/5/05	J. Chi	Price- $0.024 per share Employment Agreement

100,000	7/6/05	M. Llano	Price- $0.024 per share Consulting Agreement

50,000	8/11/05	M. Llorente	Price- $0.02 per share Director’s Fees

50,000	8/11/05	E. Marini	Price- $0.02 per share Director’s Fees

50,000	8/11/05	A. Jurado	Price- $0.02 per share Director’s Fees

50,000	8/11/05	E. Pantaleon	Price- $0.02 per share Director’s Fees

100,000	8/22/05	M. Llano	Price- $0.021 per share Consulting Agreement

66,667	11/10/05	M. Llorente	Price- $0.015 per share Director’s Fees

Amount of Shares Issued	Date Issued	Issued To	Price/Purpose
66,667	11/10/05	E. Marini	Price- $0.015 per share Director’s Fees

66,667	11/10/05	A. Jurado	Price- $0.015 per share Director’s Fees

66,667	11/10/05	E. Pantaleon	Price- $0.015 per share Director’s Fees

300,000	11/14/05	M. Llano	Price- $0.015 per share Consulting Agreement

3,000,000	11/15/05	T. Vidal	Price- $0.013 per share Employment Agreement

100,000	12/14/05	M. Llano	Price- $0.015 per share Consulting Agreement

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated under said Act. In each instance, the purchaser had access to sufficient information regarding Pacer so as to make an informed investment decision. More specifically, Pacer had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of said Act and otherwise had the requisite sophistication to make an investment in Pacer’ securities

Item 27. Exhibits

Exhibit No.	Description	Location
2.1	Merger Agreement, dated July 26, 2003, between among others, INFe, Inc. and Pacer Health Corporation	Incorporated by reference to Exhibit 99.1 to Form 8-K filed on July 3, 2003

2.2	Asset Purchase Agreement dated April 14, 2003 between Pacer Health Corporation and AAA Medical Center, Inc.	Incorporated by reference to Exhibit 2.2 to Form 10-QSB filed on October 20, 2003

2.3	Promissory Note, Amendment No. 1, Entered Into By Pacer Health Corporation in Favor of AAA Medical Center, Inc. dated June 23, 2003 between INFe, Inc. and Daniels Corporate Advisory Company, Inc.	Incorporated by reference to Exhibit 2.3 to Form 10-QSB filed on October 20, 2003

3.1	Articles of Incorporation of Infocall Communications Corp.	Incorporated by reference to Exhibit 3(i) to Form 10-SB/12G filed on December 30, 1999.

3.2	Articles of Amendment to Articles of Incorporation of Infocall Communications Corp.	Incorporated by reference to Exhibit 3(i)(1) to Form 10-SB/12G filed on December 30, 1999.

3.3	Amended and Restated Articles of Incorporation of Infocall Communications Corp.	Incorporated by reference to Exhibit 3.4 to Form SB-2 filed on September 15, 2000

3.4	Certificate of Amendment to Certificate of Incorporation of INFe, Inc.	Incorporated by reference to Exhibit 1.1 to Form 10-QSB filed on October 15, 2001

3.5	Articles of Amendment to Articles of Incorporation of INFe, Inc.	Incorporated by reference to Exhibit 3.5 to Form 10-QSB filed on October 20, 2003

3.6	Articles of Amendment to Amended and Restated Articles of Incorporation of INFe, Inc.	Incorporated by reference to Exhibit 3.6 to Form SB-2 filed on January 16, 2004.

3.7	Bylaws of INFe, Inc.	Incorporated by reference to Exhibit 3.7 to Form SB-2 filed on January 16, 2004.

4.1	Specimen Stock Certificate	Incorporated by reference to Exhibit 4.1 to Form SB-2 filed on September 15, 2000.

5.1	Legal Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP re: Legality	To be filed by Amendment

10.1	Securities Purchase Agreement dated December 29, 2003 among the Registrant and the Buyers	Incorporated by reference to Exhibit 10.1 to Form SB-2 filed on January 16, 2004.

10.2	Escrow Agreement dated December 29, 2003 among the Registrant, the Buyers, and Butler Gonzalez LLP	Incorporated by reference to Exhibit 10.2 to Form SB-2 filed on January 16, 2004.

10.3	Secured Debenture Dated December 29, 2003 between the Registrant and Cornell Capital Partners LP	Incorporated by reference to Exhibit 10.3 to Form SB-2 filed on January 16, 2004.

Exhibit No.	Description	Location
10.4	Security Agreement Dated December 29, 2003 between Registrant and Buyers	Incorporated by reference to Exhibit 10.4 to Form SB-2 filed on January 16, 2004.

10.5	Investor Registration Rights Agreement dated December 29, 2003 between the Registrant and the Investors	Incorporated by reference to Exhibit 10.5 to Form SB-2 filed on January 16, 2004.

10.6	Standby Equity Distribution Agreement dated December 29, 2003 between the Registrant and Cornell Capital Partners LP	Incorporated by reference to Exhibit 10.6 to Form SB-2 filed on January 16, 2004.

10.7	Registration Rights Agreement dated December 29, 2003 between the Registrant and Cornell Capital Partners, LP	Incorporated by reference to Exhibit 10.7 to Form SB-2 filed on January 16, 2004.

10.8	Escrow Agreement dated December 29, 2003 among the Registrant, Cornell Capital Partners, LP and Butler Gonzalez, LLP	Incorporated by reference to Exhibit 10.8 to Form SB-2 filed on January 16, 2004.

10.9	Placement Agent Agreement dated December 29, 2003 among the Registrant, Newbridge Securities Corporation and Cornell Capital Partners LP	Incorporated by reference to Exhibit 10.9 to Form SB-2 filed on January 16, 2004.

10.10	Letter of Intent between Revival Healthcare, Inc. and Registrant dated December 9, 2003.	Incorporated by reference to Exhibit 10.10 to Form SB-2 filed on January 16, 2004.

10.11	Management and Acquisition Agreement, dated February 2, 2004, by and between Pacer Health Management Corporation and Camelot Specialty Hospital of Cameron, LLC.	Incorporated by reference to Form 8-K filed on February 11, 2004.

10.12	Asset Purchase Agreement, dated March 22, 2004, by and between Pacer Health Management Corporation and Camelot Specialty Hospital of Cameron, L.L.C.	Incorporated by Reference to Form 8-K filed on April 5, 2004

14.1	Code of Ethics	Incorporated by Reference to Form 10-KSB filed on April 14, 2004.

21.1	Subsidiaries of the Small Business Issuer	Provided herewith

23.1	Consent of Salberg & Company, P.A.	Provided herewith

Item 28. Undertakings
The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, as amended, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act of 1933, as amended to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, on May 8, 2006.

PACER HEALTH CORPORATION

May 8, 2006	By:	/s/ Rainier Gonzalez
Rainier Gonzalez, Chief Executive Officer and President

May 8, 2006	By:	/s/ J. Antony Chi
J. Antony Chi, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated

May 8, 2006	By:	/s/ Rainier Gonzalez
Rainier Gonzalez, Director

May 8, 2006	By:	/s/ Eric Pantaleon, M.D.
Eric Pantaleon, M.D., Director

May 8, 2006	By:	/s/ Alfredo Jurado
Alfredo Jurado, Director

May 8, 2006	By:	/s/ Marcello Llorente
Marcello Llorente, Director

May 8, 2006	By:	/s/ Eugene Marini
Eugene Marini, Director